Exhibit 10.1

MERGER PROTOCOL
27 JANUARY 2014
BETWEEN LGE HOLDCO VII B.V. AND ZIGGO N.V. AND LIBERTY GLOBAL PLC

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CONTENTS
Clause    Page
1.    Interpretation    5

2.	The Offer 6

3.	Recommendation and Support 10

4.	Conditions 11

5.	Financing 15

6.	Corporate Governance 16

7.	Post-Closing Restructuring 18

8.	Strategy 21

9.	Organisation 22

10.	Integration 22

11.	Employees 23

12.	Security and Privacy 25

13.	Duration, benefit and enforcement Non-Financial Covenants 25

14.	Warranties 26

15.	Incentive Plans 27

16.	Extraordinary shareholders meeting 29

17.	Ziggo Undertakings 29

18.	BidCo Undertakings 31

19.	Interim Period 31

20.	Exclusivity 34

21.	Competing Offer 35

22.	Termination 37

23.	Termination Fees 38

24.	Liberty Global Guarantee 38

25.	Public Announcements 39

26.	Assignment 39

27.	Costs 39

28.	No Waiver 39

29.	No Rescission 40

30.	Further Assurances 40

31.	Invaliditiy 40

32.	Third Party Rights 40

33.	Entire Agreement; Amendment 40

34.	Notices 40

35.	Governing Law and Forum 42
Schedule

1.	Definitions and Interpretation 44

2.	Initial Announcement 52

3.	Liberty Global share split adjustments 53

4.	Binding Advice 54

5.	Financing 55

6.	Asset Sale and Liquidation 61

7.	Form of Asset Sale Agreement 63

8.	Warranties 64

Part 1	Ziggo Warranties 64

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Part 2	BidCo Warranties 66

9.	Interim Period 68

Part 1	Ziggo Interim period 68

Part 2	Liberty Global Interim Period 71

10.	Articles of Association 72

Part 1	Amended Articles of Association after settlement 72

Part 2	Amended Articles of Association after Delisting 89

11.	Liberty Global Stock Event 105

12.	Cash Distribution and Latam Distribution Offer Price Adjustments 110

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THIS MERGER PROTOCOL IS DATED 27 JANUARY 2014
BETWEEN:

(1)
LGE Holdco VII B.V., a private limited company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, and its office address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands, the Netherlands (BidCo);

(2)
ZIGGO N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Utrecht, the Netherlands and its office address at Atoomweg 100, 3542AB Utrecht, the Netherlands (Ziggo); and

(3)
Liberty Global plc., a public limited company incorporated under the laws of England with its corporate seat in London, and its office address at 38 Hans Crescent, London SW1X 0LZ, United Kingdom (Liberty Global),

the parties above together the Parties and each also a Party.
WHEREAS:

(A)	Ziggo is listed on the stock exchange of NYSE Euronext Amsterdam, a regulated market of Euronext Amsterdam N.V. (Euronext Amsterdam).

(B)
BidCo is an (indirect) Affiliate of Liberty Global, whose ordinary shares classes A and C are listed on NASDAQ under the ticker symbols LBTYA and LBTYK respectively (Liberty Global, together with its Affiliates the Liberty Global Group).

(C)
BidCo intends to acquire Ziggo by way of a recommended public offer (openbaar bod) to be made by BidCo for all shares of Ziggo not already held by the Liberty Global Group, as further described in this Merger Protocol (the Offer and, together with the transactions contemplated in connection therewith, including, to the extent applicable, the Asset Sale and Liquidation, the Merger).

(D)
On 12 September 2013, Liberty Global and Ziggo entered into a confidentiality agreement (the Confidentiality Agreement) which agreement was modified on 17 December 2013 by Parties entering into a supplemental agreement to the Confidentiality Agreement (the Supplemental Agreement).

(E)
Liberty Global and its advisors have performed a due diligence investigation into certain financial, operational, legal and tax aspects of the Ziggo Group and its businesses and were given the opportunity to attend various presentations and expert meetings and ask further questions (the Liberty Global Pre-Announcement Due Diligence).

(F)
Ziggo and its advisors have performed a due diligence investigation into certain financial, operational, legal and tax aspects of the Liberty Global Group and its businesses (the Ziggo Pre-Announcement Due Diligence).

(G)	At the date of this Merger Protocol, the authorised share capital of Ziggo amounts to €800,000,000, divided into 800,000,000 ordinary shares with a nominal value of €1.- each.

(H)	At the date of this Merger Protocol, the issued share capital of Ziggo amounts to €200,000,000, divided into 200,000,000 ordinary shares, which are listed on Euronext Amsterdam (the Shares).

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(I)	At the date of this Merger Protocol, Ziggo holds 1,806 Shares.

(J)	At the date of this Merger Protocol, Liberty Global indirectly holds 57,000,738 Shares, representing approximately 28.5% of the Shares.

(K)
BidCo and Ziggo have discussed their intentions in relation to the Merger, and their intentions regarding the possible steps to be taken after declaring the Offer unconditional (gestanddoening) as further set out in this Merger Protocol.

(L)	Liberty Global has presented its vision with respect to the combined businesses to the Boards (as defined below) on 23 January 2014.

(M)
The management board (raad van bestuur) of Ziggo (the Management Board) and the supervisory board (raad van commissarissen) of Ziggo (the Supervisory Board) (together the Boards) have in connection with the Offer received fairness opinions (the Management Board from J.P. Morgan Limited and Perella Weinberg Partners UK LLP and the Supervisory Board from ABN AMRO Bank N.V.) to the effect that, as of the date of this Merger Protocol, the Offer Price is fair from a financial point of view to the holders of Shares (other than BidCo and its Affiliates and Ziggo), and the purchase price for the entire Ziggo business under the Asset Sale is fair from a financial point of view to Ziggo, in each case in form and substance satisfactory to the Boards and in support of their recommendation of the Offer.

(N)
The Boards have approved the terms of this Merger Protocol and intend to unanimously recommend the Offer for acceptance by the holders of Shares, subject to the terms and conditions of this Merger Protocol.

(O)
The Parties have discussed and agreed the manner and timing of (i) disclosure of the Merger and (ii) communications with the relevant authorities and employee representatives. The notification and consultation procedure with respect to the Offer pursuant to the SER Fusiegedragsregels 2000 (the Dutch code in respect of informing and consulting of trade unions), the Dutch Works Council Act (Wet op de Ondernemingsraden; the WOR) and any other similar laws and regulations of any jurisdiction other than the Netherlands have been initiated or will be initiated immediately after execution of this Merger Protocol.

(P)	The Parties wish to lay down their respective rights and obligations with respect to the Offer and the Merger in this Merger Protocol.
HEREBY AGREE as follows:

1.	INTERPRETATION

1.1
Capitalised words and expressions used in this Merger Protocol, including those used in the preamble to this Merger Protocol, shall have the meaning ascribed to such words and expressions in Schedule 1.

1.2	References in this Merger Protocol to:

(a)	any gender shall include all genders, and words importing a singular number only shall include the plural and vice versa, unless otherwise specified;

(b)
statutes, acts and the like of whatever jurisdiction shall include any modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made thereunder in force from time to time;

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(c)	persons shall include corporate bodies, corporate entities, firms, unincorporated or incorporated associations, foundations and partnerships;

(d)	Clauses shall be to clauses of this Merger Protocol;

(e)	Schedules shall be to schedules to this Merger Protocol; and

(f)	paragraphs shall be to paragraphs of Schedules.

1.3
The Schedules comprise schedules to this Merger Protocol and shall have the same force and effect as if set out in the body of this Merger Protocol and any reference to this Merger Protocol shall include the Schedules.

1.4	The headings in this Merger Protocol are inserted for convenience only and shall not affect its interpretation.

2.	THE OFFER
Offer

2.1
BidCo undertakes to Ziggo to prepare and make or designate a wholly-owned subsidiary to make (uitbrengen), declare unconditional (gestand doen) and settle the Offer on the terms and subject to the conditions set out in this Merger Protocol.

2.2
The Parties shall use their respective reasonable best efforts to ensure that the Offer will be completed as soon as possible following the date of this Merger Protocol, subject to the terms and conditions of this Merger Protocol.

2.3
The Parties shall comply with all applicable laws and regulations, including without limitation, the applicable provisions of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht; the Wft), the Decree on Public Takeovers (Besluit Openbare Biedingen; the Decree), the rules and regulations promulgated pursuant to the Wft and the Decree, the policy guidelines and instructions of the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the AFM), the WOR, the SER Fusiegedragsregels 2000, the rules and regulations of Euronext Amsterdam, NASDAQ and any other applicable stock exchange, the Dutch Civil Code (Burgerlijk Wetboek) (the DCC), the relevant securities and employee consultation rules and regulations in other applicable jurisdictions including, without limitation, the applicable US securities laws and the rules and regulations of the SEC, and the relevant Antitrust Laws applicable to the Offer (collectively, the Applicable Rules).

2.4
The Parties will co-operate in ensuring that all filings and notices required by the Applicable Rules, or as otherwise required by the AFM, Euronext Amsterdam, NASDAQ or SEC are timely and properly made.

Offer Price

2.5
Provided that this Merger Protocol is not terminated pursuant to Clause 22 and subject to the satisfaction or waiver of the Commencement Conditions and the Offer Conditions, the Offer shall commit BidCo to acquire each Share validly tendered under the Offer and not withdrawn for a consideration per Share consisting of:

(a)	0.2282 of a Liberty Global A Share (the Class A Exchange Ratio) and 0.1674 of a Liberty Global C Share (the Class C Exchange Ratio, and together the Share Consideration); and

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(b)	an amount of €11.- in cash (the Cash Consideration and, together with the Share Consideration, the Offer Price).

2.6
Ziggo will not declare or pay any (interim) dividend or make or agree to make any distribution in kind, whether from capital, profits or reserves in the period between the date of this Merger Protocol and the earlier of the Settlement Date and the date that is fifteen (15) months after the date of this Merger Protocol (the Long Stop Date). In the event Ziggo does not comply with its obligation in the previous sentence, BidCo may, in addition to any other remedies available to it, reduce the Cash Consideration accordingly.

2.7	The Offer Price will be adjusted for any dividends or other distributions by Liberty Global during the period until Settlement, as detailed in Schedule 3 and Schedule 12.

2.8
In connection with the Offer, BidCo will only deliver whole Liberty Global shares. To the extent holders of the Shares would otherwise be entitled to a fractional Liberty Global share as a result of the application of the exchange ratio of the Share Consideration, each such holder shall receive instead of a fractional Liberty Global share an amount in cash (in euro, rounded down to the nearest eurocent) equal to the product of the fraction of the Liberty Global share it would be entitled to receive and the price (net of related fees and expenses) at which such shareholder's tendering admitted institution on Euronext Amsterdam or Euroclear Netherlands sells the entitlements to the Liberty Global Shares on the third Business Day preceding the Settlement Date. BidCo may include in the Offer Memorandum another settlement mechanism that is appropriate for shares in companies listed on NASDAQ or as may be proposed by the Settlement Agent.

Initial Announcement

2.9
The execution of this Merger Protocol will be announced immediately following its execution and in any event prior to the opening of the first trading day on Euronext Amsterdam following the execution of this Merger Protocol by way of a press release issued jointly by the Liberty Global Group and Ziggo (the Initial Announcement). The AFM and Euronext Amsterdam will be provided with a copy of the Initial Announcement immediately upon its release, and NASDAQ will be provided with a copy of the Initial Announcement at least 30 minutes prior to its release. The relevant (international) press-agents, the Socio-Economic Council (Sociaal-Economische Raad), the relevant Dutch trade unions, and the Works Council will also receive a copy. A copy of the Initial Announcement is attached hereto as Schedule 2.

2.10	BidCo will make the certain funds announcement in relation to the Offer as required by article 7 paragraph 4 of the Decree in the Initial Announcement.
Offer Memorandum and Position Statement

2.11
BidCo shall prepare the offer memorandum (biedingsbericht) (together with all amendments and supplements thereto, the Offer Memorandum) and file the Offer Memorandum with the AFM for approval as soon as reasonably possible and in any event within the applicable timetable pursuant to the Decree.

2.12
The Offer Memorandum (and all transactions contemplated thereby) shall comply as to form and substance in all respects with the Applicable Rules. BidCo will draft the Offer Memorandum and give Ziggo sufficient opportunity to review, comment upon and, for any sections solely relating to and being under the sole responsibility of Ziggo, approve the Offer Memorandum (which approval shall not be unreasonably delayed or withheld). Ziggo, acting reasonably, undertakes to timely provide all such

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information and data relating to Ziggo and the Ziggo Group as may reasonably be requested by BidCo to be included in the Offer Memorandum or as may be otherwise required by the Applicable Rules.

2.13
The Offer Memorandum shall contain one or more provisions to the effect that those shareholders of Ziggo tendering Shares under the Offer automatically cease to have and - by tendering their Shares under the Offer - waive any and all rights or entitlements they may have in their capacity as shareholders of Ziggo or otherwise in connection with their shareholding in Ziggo vis-à-vis any member of the Ziggo Group and all the supervisory and management board members of the companies mentioned in this paragraph.

2.14
As soon as reasonably possible after the date hereof (and in any event no later than the Commencement Date), BidCo will file a registration statement on Form S-4 with the SEC for the purpose of registering the securities issued as part of the Share Consideration with the SEC (this registration statement, including without limitation any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof, the Registration Statement). BidCo and Liberty Global will use reasonable best efforts to ensure that the Registration Statement shall have been declared effective by the SEC under the Securities Act and that the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration will have been approved for listing on NASDAQ in each case prior to the Closing Date. If, for any reason (other than a breach by Ziggo of its obligations hereunder), the Registration Statement is not declared effective by the SEC under the Securities Act and/or the Liberty Global A Shares and Liberty Global C Shares to be issued as part of the Share Consideration have not been approved for listing on NASDAQ prior to the Closing Date, this will constitute a material breach by BidCo for purposes of this Merger Protocol entitling Ziggo to terminate this Merger Protocol and receive the termination fee under Clause 23.3(a).

2.15
Ziggo will prepare the position statement pursuant to article 18 of the Decree (the Position Statement), which shall be consistent with this Merger Protocol, shall comply as to form and substance in all respects with the Applicable Rules and may include such additional information as Ziggo reasonably determines should be included therein. Ziggo will give BidCo sufficient opportunity to review and comment on and, for any sections solely relating to BidCo or Liberty Global, approve the Position Statement.

2.16
If Works Council Clearance is obtained prior to the Commencement Date, Ziggo will issue the Position Statement concurrently with the publication of the Offer Memorandum to holders of Shares. In the event that Works Council Clearance is not obtained prior to the Commencement Date, Ziggo will postpone the issuance of the Position Statement until such later time that (i) Works Council Clearance is obtained; or (ii) the Works Council renders a negative advice (which is deemed to include an advice with conditions not reasonably acceptable to Ziggo, and the case where the Works Council does not render advice within a reasonable period of time) and either (a) the Works Council has unconditionally and irrevocably waived its right to initiate the legal proceedings set out in section 26 of the WOR in writing; or (b) the applicable waiting period pursuant to section 25 paragraph 6 of the WOR has expired without the Works Council having initiated legal proceedings as set out in the WOR; or (c) following the initiation of legal proceedings as set out in section 26 of the WOR, Ziggo is reasonably comfortable that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) will dismiss the Works Council's claims.

2.17
Ziggo will in any event issue the Position Statement four (4) Business Days prior to the EGM in accordance with article 18 paragraph 2 of the Decree. If Ziggo does not issue the Position Statement concurrently with the publication of the Offer Memorandum as per Clause 2.16, then it will issue a press release reconfirming its intent to issue the Recommendation upon and subject only to completion of the process set out in the first sentence of this Clause.

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2.18
Both the Offer Memorandum and the Position Statement shall set forth the Recommendation referred to in Clause 3.1(b). The Fairness Opinions referred to in Clause 3.5 will be included in the Position Statement.

2.19
The arrangements and agreements set out in this Merger Protocol shall be included in comprehensive summary form in the Initial Announcement and in the Offer Memorandum, with the exception of the Non-Financial Covenants (as defined in Clause 13.1) which shall be included in full in the Offer Memorandum.

2.20
Each Party will provide all information as may reasonably be required by the other Parties to ensure that the Offer Memorandum, the Position Statement and the Registration Statement (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) are in compliance with all Applicable Rules in all material respects. Each Party shall be responsible for the information provided by it.

Offer Period

2.21
BidCo shall make the Offer (bod uitbrengen) no later than on the Ultimate Launch Date, subject to all Commencement Conditions being satisfied or waived by BidCo and/or Ziggo, as the case may be, by making the Offer Memorandum generally available in the Netherlands and in those other jurisdictions in which the Parties agree or are obliged to make the Offer pursuant to the Applicable Rules (the date on which the Offer is made, the Commencement Date). BidCo and Ziggo shall jointly announce the availability of the Offer Memorandum and shall disseminate the Offer Memorandum in the jurisdictions where the Offer is made in accordance with the Applicable Rules.

2.22
BidCo may, in its sole discretion, determine the duration of the acceptance period (aanmeldingstermijn) of the Offer (the Offer Period), provided that the initial Offer Period shall be no less than eight (8) weeks and no longer than ten (10) weeks (the last day of the Offer Period hereinafter the Closing Date).

2.23
Immediately prior to the Commencement Date, Ziggo must provide a written confirmation to BidCo that, to the best knowledge of the members of the Management Board, after having made reasonable enquiries, the Commencement Conditions set forth in Clause 4.1(b) (no breach by Ziggo) and Clause 4.1(i) (no breach of public offer regulations) have been satisfied (or not, in which case reasonable details as to the non-satisfaction shall be included in the written confirmation) as of that time. Immediately prior to the expiration of the Offer Period, Ziggo must provide the same confirmation with regard to the Offer Conditions set forth in Clause 4.5(d) (no breach by Ziggo) and Clause 4.5(k) (no breach of public offer regulations).

2.24
Immediately prior to the Commencement Date, BidCo must provide a written confirmation to Ziggo that, to the best knowledge of the members of its board, after having made reasonable enquiries, the Commencement Conditions set forth in Clause 4.1(c) (no breach by Liberty Global or BidCo) and Clause 4.1(i) (no breach of public offer regulations) have been satisfied (or not, in which case reasonable details as to the non-satisfaction shall be included in the written confirmation) as of that time. Immediately prior to the expiration of the Offer Period, BidCo must provide the same confirmation with regard to the Offer Conditions set forth in Clause 4.5(e) (no breach by Liberty Global or BidCo) and Clause 4.5(k) (no breach of public offer regulations).

2.25	If any Offer Condition is not satisfied or waived on the initial Closing Date, BidCo may, subject to prior consultation with Ziggo, extend the Offer Period once, provided that:

(a)	such extension of the Offer Period shall be no less than two (2) weeks and no more than ten (10) weeks after the initial Closing Date; and

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(b)
if the Offer Condition relating to Competition Clearance set out in Clause 4.5(b) is not satisfied or waived on the Closing Date, BidCo must extend the Offer Period for one or more periods of time (subject to, in respect of an extension by more than one period, receipt of an exemption granted by the AFM, to be requested by BidCo) until such time as the Parties reasonably believe is necessary to cause such Offer Condition to be satisfied.

Ziggo shall support and cooperate with BidCo's request to the AFM for an exemption to extend the Offer Period more than once.
If, at any point in time prior to the Long Stop Date (i) the AFM does not grant an exemption to extend the Offer Period as a consequence of which the Offer Period has lapsed without the Offer having been declared unconditional (gestand gedaan) and (ii) the Offer Condition relating to Competition Clearance set out in Clause 4.5(b) is not yet satisfied or waived, but no decision has yet been made or deemed to have been made by the Antitrust Authorities in respect of Phase II Competition Clearance, BidCo will promptly request the AFM to be granted an exemption enabling it to immediately launch a new public offer on the same terms and conditions as the Offer (and such new offer will then be deemed to be the "Offer" for purposes of this Merger Protocol) with an offer period not expiring beyond the Long Stop Date.
In case of one or more extensions of the Offer Period, all references to the Closing Date shall, unless the context requires otherwise, be deemed to refer to the latest date and time to which the Offer Period has been so extended.

2.26
If the Offer Conditions have been satisfied or waived in accordance with this Merger Protocol, BidCo must publicly declare the Offer unconditional no later than the third (3rd) Business Day after the Closing Date (the Unconditional Date). Transfer of the Shares tendered under the Offer against payment of the Offer Price (the Settlement) is expected to occur at the latest on the fifth (5th) Business Day after the Unconditional Date (the Settlement Date).

2.27
In the event that BidCo declares the Offer unconditional (gestand doet), it will also publicly announce a post-acceptance period (na-aanmeldingstermijn) of no less than three (3) Business Days and no more than two (2) weeks (the Post Acceptance Period) and accept, against payment of the Offer Price, each Share that is validly tendered and not withdrawn within such period.

2.28
In the event a third party makes or announces a competing offer prior to the expiry of the Offer Period, BidCo may extend the Offer Period at its own discretion in accordance with article 15 paragraph 5 of the Decree.

3.	RECOMMENDATION AND SUPPORT

3.1
On the basis that the Offer, the Merger and the related actions as contemplated in this Merger Protocol are in the best interest of Ziggo and its stakeholders (including its shareholders), Ziggo confirms that:

(a)
the Boards have unanimously approved and consented to the entering into by Ziggo of this Merger Protocol, the Asset Sale and Liquidation and execution and performance of Ziggo's obligation thereunder and confirm that no other internal approval is necessary, except for (i) the adoption of the Asset Sale and Liquidation Resolutions and (ii) a resolution of the Boards with respect to the Asset Sale and Liquidation in the event that BidCo and its Affiliates, alone or together with Ziggo, shall hold less than 80% of the Shares immediately after settlement of all the Shares tendered in the Post Acceptance Period;

(b)	the Boards have duly considered the Offer and shall, subject to Clause 3.3, unanimously support and unanimously recommend the Offer for acceptance to holders of Shares in the Initial

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Announcement, any further press releases in connection with the Offer, the Offer Memorandum and the Position Statement, and shall unanimously recommend the Shareholders to vote in favour of the Resolutions at the EGM (the Recommendation);

(c)
subject to Clause 3.3, neither the Boards nor any of their members shall revoke or modify, amend or qualify their respective recommendation nor make any public contradictory statements as to their position with respect to the Offer nor for the avoidance of doubt fail to announce or reaffirm their Recommendation

(d)	the Boards have resolved that Ziggo will take all necessary actions within its power to effect the Merger.

3.2
Except if the Boards publicly reaffirm their Recommendation upon BidCo's request, any action by any member of the Boards in deviation from or inconsistent with the Recommendation which could cause uncertainty as to the status of the Recommendation will constitute a material breach by Ziggo for purposes of this Merger Protocol entitling BidCo to terminate this Merger Protocol and, subject to Clause 23.2, receive the termination fee under Clause 23.1, subject to Clause 3.2.

3.3
The Boards, acting jointly, may revoke, modify, amend or qualify the Recommendation if there shall have been any material event, development, circumstance or change in circumstances or facts (including any material change in probability or magnitude of circumstances) which first occurred (or of which the Boards became first aware) after the date hereof, which was not foreseen by the Boards, and they determine, acting in good faith and having consulted their financial and legal advisers, that failure to do so would be a breach of their fiduciary duties under Dutch law, it being understood that, in making their determination to revoke, modify, amend or qualify the Recommendation, the Boards will ignore:

(a)	any Alternative Proposal, except if they determine it to be a Competing Offer pursuant to and in accordance with Clause 21, and Clause 21.5(d) applies; and

(b)
any depreciation in value of the Liberty Global A Shares and the Liberty Global C Shares, except to the extent that any such depreciation in value constitutes a Liberty Global Stock Event pursuant to and in accordance with Schedule 11, and Clause 23.2 applies.

3.4
If the Boards withdraw their Recommendation pursuant to Clause 3.3 and BidCo continues with the Offer, Ziggo, the Boards and each of their members individually shall, subject to the terms of the Asset Sale agreement referred to in Clause 7.3, continue to cooperate with the Merger if BidCo and its Affiliates, alone or together with Ziggo, immediately after settlement of all the Shares tendered in the Post Acceptance Period hold at least 80% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) on a fully diluted basis.

3.5
The Boards have obtained, inter alia, the opinions, addressed to the Management Board by J.P. Morgan Limited and Perella Weinberg Partners UK LLP and to the Supervisory Board by ABN AMRO Bank N.V., in each case, to the effect that, as of the date of this Merger Protocol, the Offer Price is fair, from a financial point of view, to the holders of Shares (other than BidCo, its Affiliates and Ziggo) and the purchase price for the entire Ziggo business under the Asset Sale is fair from a financial point of view to Ziggo (such opinions hereinafter: the Fairness Opinions).

4.	CONDITIONS

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Commencement Conditions

4.1
The obligation of BidCo to make the Offer (het bod uitbrengen) shall be subject to the satisfaction or waiver, as the case may be, in accordance with this Merger Protocol, of the conditions set forth in this Clause 4.1 (the Commencement Conditions):

(a)
all competition filings or, as applicable, statements of no objections of domestic and international authorities required in connection with the Offer and the intended change of control having been made or requested;

(b)
Ziggo not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Ultimate Launch Date) or has not been remedied by Ziggo within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Ultimate Launch Date);

(c)
BidCo or Liberty Global not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo, Liberty Global or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Ultimate Launch Date) or has not been remedied by BidCo within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Ultimate Launch Date);

(d)	neither of the Boards having revoked, modified, amended or qualified the Recommendation and neither of the Boards having taken or authorised any action that prejudices or frustrates the Offer;

(e)	no Material Adverse Effect having occurred;

(f)	the AFM having approved the Offer Memorandum;

(g)	no public announcement having been made of a Competing Offer;

(h)
trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(i)	no notification having been received from the AFM stating that pursuant to article 5:80 paragraph 2 of the Wft investment firms will not be allowed to cooperate with the Offer; and

(j)
no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits making the Offer in accordance with this Merger Protocol in any material respect.

Waiver of Commencement Conditions

4.2
The Commencement Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(d), 4.1(e), 4.1(g) and 4.1(h) are for the sole benefit of BidCo and may be waived (either in whole or in part) by BidCo at any time by written notice to Ziggo.

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4.3	The Commencement Condition set out in Clause 4.1(c) is for the sole benefit of Ziggo and may be waived by Ziggo (either in whole or in part) at any time by written notice to BidCo.

4.4	The Commencement Conditions in Clauses 4.1(f), 4.1(i) and 4.1(j) cannot be waived.
Offer Conditions

4.5
The obligation of BidCo to declare the Offer unconditional (bod gestand doen) shall be subject to the satisfaction or waiver by BidCo and/or Ziggo, as the case may be, in accordance with this Merger Protocol, of the conditions set forth in this Clause 4.5 (the Offer Conditions):

(a)
the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, representing at least the Acceptance Threshold;

where Acceptance Threshold means either (i) 95% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date or (ii) 80% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date if the Offer Condition in Clause 4.5(c) is satisfied and not waived pursuant to Clause 4.7;

(b)	Competition Clearance having been obtained;

(c)	on or prior to the Closing Date, the Asset Sale and Liquidation Resolutions having been adopted at the EGM and being in full force and effect;

(d)
Ziggo not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Closing Date) or has not been remedied by Ziggo within ten (10) Business Days after receipt by Ziggo of a written notice from BidCo (or, if earlier, before the Closing Date);

(e)
BidCo or Liberty Global not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Ziggo, BidCo, Liberty Global or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Closing Date) or has not been remedied by BidCo within ten (10) Business Days after receipt by BidCo of a written notice from Ziggo (or, if earlier, before the Closing Date);

(f)	no Material Adverse Effect having occurred;

(g)	no public announcement having been made of a Competing Offer;

(h)	neither of the Boards having revoked, modified, amended or qualified the Recommendation and neither of the Boards having taken or authorised any action that prejudices or frustrates the Offer;

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(i)
the Registration Statement having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated, and the Liberty Global A shares and Liberty Global C Shares to be issued as part of the Share Consideration having been approved for listing on NASDAQ;

(j)
on or prior to the Unconditional Date, trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(k)
on or prior to the Unconditional Date, no notification having been received from the AFM stating that pursuant to article 5:80 paragraph 2 of the Wft, investment firms are not allowed to cooperate with the Offer;

(l)
no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the making and/or consummation of the Offer in accordance with this Merger Protocol in any material respect; and

(m)
no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the execution, implementation and/or consummation of the Asset Sale and Liquidation in accordance with this Merger Protocol in any material respect.

Non-satisfaction and waiver of Offer Conditions

4.6
The Offer Conditions set out in Clauses 4.5(a), 4.5(b), 4.5(c), 4.5(d), 4.5(f), 4.5(g), 4.5(h), 4.5(j) and 4.5(m) are for the sole benefit of BidCo and may be waived (either in whole or in part) by BidCo at any time by written notice to Ziggo. BidCo may however only waive the Offer Condition set out in Clause 4.5(a) with the consent of Ziggo, if the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, represent less than 65% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date.

4.7
BidCo will waive the Offer Condition set out in Clauses 4.5(c) and 4.5(m) if the number of Shares having been tendered for acceptance on the Closing Date, together with (i) any Shares directly or indirectly held by BidCo or any of its Affiliates at the Closing Date; (ii) any Shares committed to BidCo, or any of its Affiliates, in writing and (iii) any Shares to which BidCo is entitled, represent at least 95% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo at the Closing Date) on a fully diluted basis as at the Closing Date.

4.8	The Offer Conditions set out in Clause 4.5(e) is for the sole benefit of Ziggo and may be waived (either in whole or in part) by Ziggo at any time by written notice to BidCo.

4.9	The Offer Conditions set out in Clauses 4.5(i), 4.5(k) and 4.5(l) cannot be waived.

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Announcement of non-satisfaction or waiver

4.10
In accordance with the Applicable Rules, either Party must make a public announcement if it ascertains that an Offer Condition is not, or is incapable of being satisfied and it has decided not to use its right to waive the relevant Offer Condition.

Binding advice in relation to Material Adverse Effect

4.11
If BidCo considers that the Commencement Condition set out in Clause 4.1(e) or the Offer Condition set out in Clause 4.5(f), as the case may be, has not been satisfied, BidCo may give written notice to Ziggo, together with its explanations and, where practicable, supported by documentation.

4.12
If, following such notice, Ziggo disagrees with BidCo's position, Ziggo shall respond within three (3) Business Days in writing stating, in detail and supported by documents where possible, that it disagrees with such Commencement Condition or such Offer Condition, as the case may be, not having been satisfied (a Notice of Disagreement).

4.13
If Ziggo has sent a Notice of Disagreement to BidCo in accordance with Clause 4.12, BidCo shall reply within three (3) Business Days in writing thereto responding to the arguments raised by Ziggo in its Notice of Disagreement (a Counter-Notice of Disagreement).

4.14
Either Party shall be entitled upon lapse of three (3) Business Days from the Counter-Notice of Disagreement to submit the dispute in writing, with a copy to the other Parties, to a binding advisor (Binding Advisor) who shall settle the matter by way of binding advice (bindend advies) (Binding Advice) under articles 7:900 et seq. of the DCC and in accordance with the terms as set out in Schedule 4.

4.15
The Binding Advisor shall be the President of the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals of Amsterdam. If such agreed Binding Advisor is not able (for whatever reason) to provide the Binding Advice within ten (10) Business Days, each Party shall be entitled to request the President of the District Court of Amsterdam to appoint another independent lawyer from an international law firm of repute as a Binding Advisor within two (2) Business Days. The Binding Advisor shall decide as binding advisor, not as arbitrator. The Parties shall fully cooperate with the Binding Advisor and shall provide him promptly with all information that he reasonably requires. The Binding Advice shall be rendered within ten (10) Business Days after the dispute having been referred to the Binding Advisor or such shorter period as the Parties may agree. Notwithstanding the previous sentence, if the Binding Advice relates to an Offer Condition, the Binding Advice shall be rendered no later than noon CET on the Business Day before the Unconditional Date. The Binding Advice shall be final and binding upon the Parties and each of the Parties shall fully comply with the Binding Advice and the content thereof.

Reasonable best efforts

4.16
Without prejudice to Clauses 19.5, 19.6, 19.9 and 19.10, BidCo and Ziggo shall consult with each other and each of BidCo and Ziggo undertakes to use its reasonable best efforts to procure the fulfilment of the Commencement Conditions and the Offer Conditions as soon as reasonably practicable. If at any time a Party becomes aware of a fact or circumstance that might prevent a Commencement Condition or an Offer Condition from being satisfied, it shall immediately inform the other Parties in writing. Each of the Parties shall make all applications and notifications required by the Commencement Conditions and the Offer Conditions and shall use its reasonable best efforts to procure that all such information as is requested by the relevant authorities in connection with any such applications and notifications is provided as promptly as reasonably practicable.

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5.	FINANCING

5.1	Following the Initial Announcement, Ziggo shall implement the refinancing plan set out in Schedule 5.

5.2
At the Settlement Date, following completion of the refinancing steps set out in Schedule 5, BidCo anticipates that Ziggo will have a total debt divided by last two quarters annualized end of December 2013 EBITDA ratio (on a synergy adjusted basis, including a maximum of 50% of the attributable Opex synergies) of approximately 5.0x. The Offer Definitive Financing Agreements entered into pursuant to Schedule 5 contain a covenant restriction requiring Ziggo to maintain a 5.5x ratio for total net debt divided by last two quarters annualized EBITDA (on a synergy adjusted basis, including a maximum of 50% of the attributable Opex synergies) for every quarter.

5.3
BidCo agrees, subject to Clause 5.4 below, that during the Restricted Period, it will not make distributions of profit or capital to shareholders and not to initiate or pursue a financial restructuring if, and to the extent, such distributions or such restructuring result in a Consolidated Leverage Ratio of the Joint Dutch Operations exceeding 5.5x when tested on the notional total net debt of the Joint Dutch Operations on a pro forma basis across both businesses.

5.4	If at any time during the Restricted Period, BidCo has breached Clause 5.3 (a Covenant Event), then BidCo undertakes to remedy such breach within 12 months.

5.5
BidCo undertakes to set up a financial framework, including sufficient levels of cash, that supports the realization of the Dutch Business Strategy. The Joint Dutch Operations will continue to be a state of the art media and communications service provider (in terms of core values, quality, infrastructure, technology, commercial services amongst other things). BidCo will respect the Ziggo Group's commitment to invest in its networks and services in the Netherlands at a level which, in terms of quality and service levels, is consistent with Ziggo's current operational business plans.

5.6
In line with statements made in Liberty Global's public filings, it is Liberty Global's current policy to seek to maintain a consolidated group debt balance that is between four and five times its consolidated group operating cash flow, although no commitment can be given that this policy will not be changed in the future.

5.7	For purposes of this Clause 5,

5.8
Consolidated Leverage Ratio shall have the meaning given to it in the Offer Definitive Financing Agreements (in summary, this term refers to a ratio for total net debt divided by the last two quarters' annualised EBITDA, on a synergy-adjusted basis, for every quarter and excludes inter-company debt);

(a)	Restricted Period means the date commencing on the Settlement Date and ending on the Covenant Long Stop Date;

(b)
Covenant Long Stop Date means the date falling two years after the Settlement Date, or, in case of a Covenant Event during the second year of such two year period, the earlier of (i) the date falling 12 months after the relevant Covenant Event and (ii) the date on which the relevant Covenant Event has been remedied.

6.	CORPORATE GOVERNANCE
Composition of the Supervisory Board

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6.1
BidCo and Ziggo, including the Supervisory Board and all respective members thereof individually, will use their respective reasonable best efforts, including through their vote in favour of any (proposal for the) agreed amendment of the articles of association of Ziggo or any other constitutional document, vote in favour of any agreed (proposal for the) nomination or appointment of any person to the Supervisory Board, their (vote in favour of any) resignation from the Supervisory Board, to ensure that the Supervisory Board will as soon as possible following the Settlement Date be composed as follows:

(a)	three (3) new members of the Supervisory Board will be identified by BidCo, at its sole discretion, prior to the Commencement Date; and

(b)
two (2) current members of the Supervisory Board, qualifying as independent within the meaning of the Dutch Corporate Governance Code, being Rob Ruijter and another current member to be identified by Ziggo prior to the Commencement Date, who will also be the Works Council nominee required under the mitigated large company regime, will continue to serve on the Supervisory Board (the Continuing Members).

The composition of the Supervisory Board will be disclosed in the Offer Memorandum.

6.2
It is acknowledged and agreed that, to the extent applicable in deviation of the Dutch Corporate Governance Code, after the Settlement Date, persons that are employed by, or otherwise related to, the Liberty Global Group can be appointed as members of the Supervisory Board, provided that the Continuing Members (or after their replacement any other person who (i) qualifies as independent director within the meaning of the Dutch Corporate Governance Code and (ii) is reasonably acceptable to the other supervisory directors including the Continuing Member) shall continue to serve on the Supervisory Board for at least the duration of the Non Financial Covenants.

6.3
At least two members of the Supervisory Board shall have the Dutch nationality. It is furthermore agreed that, for the duration of the Non-Financial Covenants, one (1) Continuing Member shall be a member of the Supervisory Board's audit committee and one (1) Continuing Member shall be a member of the Supervisory Board's remuneration/ nomination committee.

6.4
In their position as members of the Supervisory Board, the Continuing Members shall monitor and protect the interests of the Joint Dutch Operations and all of their stakeholders, including, in particular, monitoring compliance with the Non-Financial Covenants (as defined in Clause 13.1) and, when transactions between Ziggo and a Liberty Global Affiliate are considered, including the fair treatment of minority shareholders of Ziggo (if any).

6.5
As from the Settlement Date, the Supervisory Board members who are not Continuing Members will resign from their positions as members of the Supervisory Board and each such member will confirm that he has no claim whatsoever against Ziggo in respect of loss of office or otherwise, except with respect to compensation duly accrued under any remuneration arrangement to the extent disclosed in the Liberty Global Pre-Announcement Due Diligence, in respect of services rendered to Ziggo during the relevant financial year and as to be otherwise agreed separately between Ziggo and Liberty Global. Liberty Global shall allow Ziggo to pay such compensation to the respective members of the Supervisory Board. BidCo shall procure that on the date of his or her resignation becoming effective each resigning member of the Supervisory Board (i) is fully released from any duties in respect of his or her position as member of the Supervisory Board and (ii) will be granted full and final discharge and release from any and all liabilities in respect of his or her position as (former) member of the Supervisory Board, provided that by the time of such resignation, no fraud, gross negligence or wilful misconduct or criminal behaviour of such member has become apparent.

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6.6	The provisions of Clauses 6.1-6.5 shall equally apply to the supervisory board of the Joint Dutch Operations.
Composition of the Management Board

6.7
BidCo and Ziggo, including the Boards and all respective members thereof individually, will use their respective best efforts, including through their vote in favour of any (proposal for the) agreed amendment of the articles of association of Ziggo or any other constitutional document, their (vote in favour of any) agreed nomination or appointment of any person to the Management Board, their (vote in favour of any) resignation from the Management Board, to ensure that the Management Board will as soon as possible following the Settlement Date consist of at least four (4) members and will be composed as follows:

(a)	the CEO and the CFO of the Management Board will be identified by BidCo prior to the Settlement, at its sole discretion; and

(b)	the other initial composition of the Management Board will be determined in accordance with the integration process set out in Clauses 11.1, 11.2 and 11.3.

6.8
Once all of the members of the Management Board will have been selected, the Parties will (i) make a joint announcement with respect to the future composition of the Management Board and (ii) initiate the applicable formal corporate procedures for the appointment of the relevant individuals, subject to the Offer being declared unconditional and effective as per the Settlement Date. Taking into account the selection and assessment process as referred to in Clauses 11.1, 11.2 and 11.3, such announcement will not be made before the Commencement Date.

6.9
Any current member of the Management Board who will not be member of the Management Board as determined in accordance with Clause 6.7, will resign from his or her position as member of the Management Board as per the Settlement Date (or such later date as will be agreed with BidCo) and each such member will confirm that he or she has no claim whatsoever against Ziggo in respect of loss of office or otherwise, other than his or her contractual redundancy or termination entitlement in the amount as agreed prior to the date of this Merger Protocol but only to the extent disclosed in the Liberty Global Pre-Announcement Due Diligence. BidCo shall allow Ziggo to pay such compensation to the respective members of the Management Board. BidCo will procure that any resigning member of the Management Board is fully released from any duties in respect of his or her position as member of the Management Board as per the date of resignation and that such member will be granted full and final discharge and release from any and all liabilities in respect of his or her position as (former) member of the Management Board, provided that by the time of such resignation, no fraud, gross negligence, wilful misconduct or criminal behaviour of such member has become apparent.

7.	POST-CLOSING RESTRUCTURING
Delisting

7.1	As soon as possible after completion of the Offer, the Parties will seek to:

(a)	procure the delisting of the Shares from Euronext Amsterdam and the termination of the listing agreement between Ziggo and Euronext Amsterdam in relation to the listing of the Shares; and

(b)	have BidCo, or any of its Affiliates, acquire all Shares not yet owned by it and cause Ziggo to operate as a wholly-owned subsidiary within the Liberty Global Group.

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As long as it remains listed on Euronext Amsterdam, Ziggo shall continue to comply with the Dutch Corporate Governance Code (except for (i) current and future deviations from the aforementioned code in accordance with the "explain" requirement in respect of such deviations, (ii) deviations from the aforementioned code that find their basis in this Merger Protocol, it being understood that deviation from the best practices in respect of conflict of interest as set out in the Dutch Corporate Governance Code shall not be permitted).
Statutory squeeze-out proceedings

7.2
If, following the Settlement Date and the Post Acceptance Period, BidCo and its Affiliates, alone or together with Ziggo, hold at least 95% of the Shares, BidCo will commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedure in accordance with article 2:359c of the DCC to buy out the holders of Shares that have not tendered their Shares under the Offer. Ziggo shall provide BidCo with any assistance as may be required, including, if needed, joining such proceedings as co-claimant.

Asset Sale and Liquidation

7.3
Ziggo acknowledges that BidCo's willingness to pay the Offer Price and pursue the Merger is predicated on the acquisition of 100% of the Shares. The Parties anticipate that full integration of Ziggo and the Dutch Liberty Global Business will deliver substantial operational, commercial, organizational, financial and tax benefits as further described in Schedule 6. Such benefits could not, or only partially, be achieved if Ziggo were to continue as a standalone entity with a minority shareholder base. Therefore, and subject only to (i) the number of Shares having been tendered for acceptance during the Offer Period and the Post Acceptance Period, together with (x) any Shares directly or indirectly held by BidCo or any of its Affiliates, (y) any Shares committed to BidCo or any of its Affiliates, in writing and (z) any Shares to which BidCo is entitled representing less than 95% but at least 80% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) and (ii) the Asset Sale and Liquidation Resolutions set out in Clause 16.2 having been adopted, the Parties have, subject to the terms of the Asset Sale agreement referred to below, agreed to a restructuring of the Combined Group in order to ensure full integration of the businesses of Ziggo and Liberty Global, as set out in more detail in Schedule 6 (the Asset Sale and Liquidation). In such case, Parties will as soon as possible after the EGM, enter into the asset sale agreement on BidCo's request in conformity with the draft attached as Schedule 7 (the Asset Sale), and perform their respective obligations thereunder.

7.4
In the event that BidCo and its Affiliates, alone or together with Ziggo, shall hold less than 80% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo) immediately after settlement of all the Shares tendered in the Post Acceptance Period, the Boards shall have the right to re-evaluate the Asset Sale and Liquidation in light of the then prevailing circumstances and the Boards and the individual members of the Boards shall no longer be under the obligation to cooperate with the Asset Sale and Liquidation.

7.5
BidCo hereby undertakes to indemnify and hold harmless, by way of irrevocable third party stipulation for no consideration, each current and future member of the Boards (each of them an Indemnified Party) against any damages, liabilities, losses, costs (including reasonable adviser fees) and fines (collectively Losses) actually incurred by such Indemnified Party in that capacity arising directly or indirectly from the Asset Sale and Liquidation and any acts or omissions in connection with preparing, proposing or implementing the Asset Sale and Liquidation, in each case:

(a)	excluding any Losses arising, accruing or incurred as a result of a breach of his obligations under this Merger Protocol or the asset sale agreement, as referred to in Clause 7.3, or fraud

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by such Indemnified Party, as finally established by a court decision or settlement agreement; and

(b)	except to the extent covered by insurance and actually paid out pursuant to any insurance taken out for the benefit of an Indemnified Party; and

(c)
excluding any Losses incurred by such Indemnified Party in his or her capacity as a holder of Shares, including without limitation any withholding taxes and other taxes on any liquidation distributions to such Indemnified Party as part of the Liquidation, provided that the Indemnified Party will not take any action that may prejudice or affect his or her or BidCo's position in litigation without BidCo's consent.

7.6
BidCo will have sole control over any litigation relating to any Losses for which the Indemnified Party is seeking to be indemnified hereunder, including over any correspondence, negotiations and other communications with third parties that could potentially result in litigation. If so requested, BidCo shall keep the Indemnified Party properly informed and provide the Indemnified Party the opportunity to review and comment upon any correspondence, negotiations and other communications by BidCo with third parties.

7.7
Ziggo will procure that a D&O insurance policy is maintained (including coverage for claims from Shareholders) for the benefit of the Indemnified Parties providing for run-off cover for a period of up to five years after the Asset Sale and Liquidation, which policy provides in all other respects substantially equivalent cover as Ziggo's D&O insurance policy in force as at the date of this Merger Protocol.

Other Post-Closing Measures

7.8
If BidCo declares the Offer unconditional, then it shall be entitled to effect or cause to effect any other restructuring of the Ziggo Group for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure in accordance with the Merger Rules and Dutch law in general, some of which may have the (side) effect of diluting the shareholding of any remaining minority shareholders of Ziggo (Post-Closing Measures), including:

(a)	a sale of all, or substantially all, of the assets and liabilities of Ziggo to BidCo or an Affiliate of BidCo;

(b)	a subsequent public offer for any Shares held by minority shareholders;

(c)
a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische (driehoeks-)fusie) in accordance with article 2:309 et seq of the DCC between Ziggo, BidCo, the Dutch Liberty Global Business and/or any other Affiliate of BidCo;

(d)	a statutory legal demerger (juridische splitsing) of Ziggo in accordance with article 2:334a et seq of the DCC;

(e)
a contribution of cash and/or assets by BidCo or by any Affiliate of BidCo in exchange for ordinary shares or preference shares in Ziggo's share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of minority shareholders of Ziggo may be excluded;

(f)	a distribution of proceeds, cash and/or assets to the shareholders of Ziggo or share buybacks;

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(g)
a sale and transfer of assets and liabilities by BidCo or any of its Affiliates to any member of the Ziggo Group, or a sale and transfer of assets and liabilities by any member of the Ziggo Group to BidCo or any of its Affiliates;

(h)	the conversion of Ziggo into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(i)	any transaction between Ziggo and BidCo or their respective Affiliates at terms that are not at arm's length;

(j)
any transaction, including a sale and/or transfer of any material asset, between Ziggo and its Affiliates or between Ziggo and BidCo or their respective Affiliates with the objective of utilising any carry forward tax losses available to Ziggo, BidCo or any of their respective Affiliates;

(k)	any combination of the foregoing; or

(l)	any transactions, restructurings, share issues, procedures and/or proceedings in relation to Ziggo and/or one or more of its Affiliates required to effect the aforementioned objectives.

7.9
In the implementation of any Post-Closing Measure, due consideration will be given to the requirements of Dutch law and Applicable Rules, including the requirement to consider the interests of all stakeholders including any minority shareholders of Ziggo, and the requirement for the members of the Supervisory Board to form their independent view of the relevant matter. In this respect, the Supervisory Board shall continue to have the right to engage, for the account of Ziggo, their own financial and legal advisors, if and to the extent they believe that the advice of such advisors is necessary to assist them in reviewing and assessing any matter that comes before the Supervisory Board.

7.10
If any proposed Post-Closing Measure could reasonably be expected to lead to a dilution of the shareholdings of the remaining minority shareholders in Ziggo, other than pursuant to a rights issue or any other share issue where they have been offered a reasonable opportunity to subscribe pro rata to their then existing shareholding, or any shares issued to a third party not being an Affiliate of a Party, a compulsory acquisition procedure (uitkoopprocedure) in accordance with article 2:92a or 2:201a of the DCC or the takeover buy-out procedure in accordance with article 2:359c of the DCC, or any other form of unequal treatment which could prejudice or negatively affect the value of the Shares held by the remaining minority shareholders or their reasonable interests, then the affirmative vote of at least one Continuing Member shall be required prior to the implementation of any such Post-Closing Measure.

8.	STRATEGY

8.1	The joint strategy underpinning the business rationale of the Merger (the Dutch Business Strategy) will focus, amongst others, on:

(a)	serving a large retail customer base in the fields of information, communication and entertainment, offering digital television, broadband internet and telephony;

(b)	serving business markets and business to business, offering telephony, data communications and electronic payment systems;

(c)	development of the current product offering to new solutions, including mobile functionality and convergence;

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(d)	realising maximum synergies and cost efficiencies by combining certain business operations of the Parties; and

(e)	aligning with Liberty Global's long term strategy, which includes as one of its core pillars the delivery of organic growth through continued innovation and a commitment to ongoing investment.

8.2	BidCo shall support Ziggo and, after the Settlement Date, the Joint Dutch Operations, as the case may be, with the pursuit of their realisation of the Dutch Business Strategy.

8.3
The Ziggo Group or the Joint Dutch Operations, as the case may be, will continue to be a state-of-the-art media and communications services provider (in terms of core values, quality, infrastructure, technology, commercial services among other things) in the Netherlands and the Joint Dutch Operations will retain their material licences (including its operating licences) and will continue to fulfil the conditions necessary to maintain such licences.

9.	ORGANISATION

9.1
As soon as possible after Settlement Date, the Ziggo Group and the Dutch Liberty Global Business will be managed by a single management team which will maintain the following organisational and commercial principles and arrangements.

9.2
The composition of the management board and the management team of the Joint Dutch Operations will be identical to the Management Board and the management team of Ziggo as determined in accordance with the terms of this Merger Protocol.

9.3
Following the Settlement Date, Ziggo will adopt the mitigated large company regime (gemitigeerd structuurregime). If Ziggo ceases to exist after a corporate restructuring (including, for the avoidance of doubt, a transfer of the Z business to Liberty Global or any of its Affiliates) or a holding company is interposed above both the Ziggo and the Dutch Liberty Global Business, the mitigated large company regime (gemitigeerd structuurregime) shall be established at the holding level of the Joint Dutch Operations. Ziggo or such holding company or successor company where the mitigated large company regime applies shall therefore continue to have a supervisory board, whereby one-third of the supervisory board members shall be appointed on the basis of a nomination made by the Works Council, and otherwise the composition of such supervisory board will be in accordance with Clauses 6.1 up to and including 6.5.

9.4
Ziggo's head office and relevant head office functions will remain in Utrecht, the Netherlands, which shall, following integration with the Dutch Liberty Global Business, be the head office for the Joint Dutch Operations. The Ziggo head office will be fully equipped with such functions and resources as will be necessary to implement and further develop and execute the strategy and to manage the Joint Dutch Operations, in line with the operating model used within the Liberty Global Group, where the Joint Dutch Operations will use certain group-wide functions as shared services and may provide shared services to other companies in the Liberty Global Group.

9.5    The Ziggo brand shall be the brand for the Joint Dutch Operations.
10.    INTEGRATION

10.1
The Parties intend to integrate and align their respective Dutch businesses to fully benefit from their combined reach, scale and resources, in order to provide a compelling growth platform, maximise the growth potential of the two businesses and enhance the Parties' capabilities to service customers.

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10.2
Until Settlement, the integration of the Dutch Liberty Global Business and Ziggo will be the responsibility of the respective boards of BidCo and Ziggo. In order to facilitate such integration, an integration committee will be established as soon as possible following the date of this Merger Protocol consisting of six members, three of which will be senior executives of Ziggo and three will be senior executives of the Liberty Global Group (the Integration Committee). One of the Liberty Global nominees will act as chairman and have the casting vote. Until the Settlement Date, the Integration Committee will report to the boards of BidCo and Ziggo, and after the Settlement Date, to selected members of the Liberty Global executive committee.

10.3
During the integration planning phase, the Parties will, subject to compliance with applicable Antitrust Laws restrictions, set up various workstreams to discuss the relevant topics (including, but not limited to HR, finance, tax, IT and technology). As part of this process, the Parties will, for instance, make their senior technology staff available to discuss the technical aspects of platform and IT alignment and integration after the Settlement Date and the implications of the Parties' current IT and platform strategy on such alignment and integration, and make their senior tax staff available to discuss the best means of structuring the tax planning and affairs of the Joint Dutch Operations and tax aspects of the Merger and the Offer Debt Financing.

10.4
The Parties will strive to realise the synergies of the Merger as soon as reasonably possible after Settlement. Ziggo confirms that the Boards unanimously subscribe to the joint strategic vision underlying the Merger and support the realisation of those synergies.

10.5
As soon as possible following the date of this Merger Protocol, and subject to restrictions under the Applicable Rules, the Integration Committee will start developing a detailed integration plan. The integration plan will describe the desired organisational structure and processes as well as the detailed steps required to effect the integration. The Integration Committee will develop an integration plan for the Joint Dutch Operations, which shall be consistent with the Dutch Business Strategy. The integration plan, the business plan and the strategy for the Joint Dutch Operations will, before they are finalised, be presented by the Integration Committee to the boards of both BidCo and Ziggo with the objective to obtain their endorsement. The Integration Committee will take into account all comments received from both boards, with a view to presenting the finalised plan to the boards of both BidCo and Ziggo. Immediately after the Settlement Date, the board of BidCo will formally approve the integration plan, the business plan and the strategy for the Joint Dutch Operations.

10.6
The Integration Committee will be assisted by a consulting firm, that will be appointed by BidCo and Ziggo jointly as soon as practically possible following the Initial Announcement. The costs of the consulting firm will be shared equally between BidCo and Ziggo.

10.7
Following the Settlement Date, the Integration Committee will continue to be in place and will be responsible for the implementation of the integration plan and do all things necessary to optimise the integration of the businesses of BidCo and Ziggo.

10.8
Prior to the Settlement Date, BidCo and Ziggo will determine the interim reporting structure for the Ziggo Group within the Combined Group. The final reporting structure will be described in the integration plan for the Joint Dutch Operations.

11.	EMPLOYEES
Selection

11.1
The Parties agree that, following the Settlement Date, the nomination, selection and appointment of staff for functions within the integrated Combined Group will, subject to the Applicable Rules, be based

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on the "best person for the job" principle, or, where not feasible or appropriate, on non-discriminatory, fair and business-oriented transparent set of criteria.

11.2
Subject to Clause 6.7(a) the Parties agree that the senior management team and the direct reports to the senior management team (the "top 75") of the Joint Dutch Operations will be selected under the supervision of the Integration Committee on the basis of an individual assessment, taking into account the new structure and new processes of the Joint Dutch Operations.

11.3	The individual assessment process will be organized and conducted by the Integration Committee, assisted by a specialised professional advisory firm.
Employment policies

11.4
BidCo and Ziggo acknowledge that the integration of their businesses may have potential consequences for the employees of the Joint Dutch Operations. The Parties shall assume responsibility for the related measures and costs thereof and shall honour the redundancy arrangements, social plans and applicable contractual arrangements already made or to be made with the relevant employees. Any future social plans to be agreed in connection with the combination of the businesses of Liberty Global and Ziggo shall be consistent with the social plans agreed and applied by Ziggo and the Dutch Liberty Global Business (as applicable) in connection with recent restructurings, subject to additional arrangements to address specific issues resulting from the combination and integration of the businesses of Liberty Global and Ziggo.

11.5
The Works Council and the trade unions will be given the opportunity to exercise all of its rights pursuant to Applicable Rules and the covenants entered into with them in relation to any redundancies and specific integration plans, including, if applicable, their right to provide advice. Furthermore, all other applicable employee information and consultation requirements in relation to any redundancies and specific integration plans will also be complied with at the relevant time.

11.6
Subject to Clause 11.1, the Parties will ensure that the determination and choice of the redundancies arising from the integration will be made in a transparent and non-discriminatory manner (and therefore not making a distinction on the basis of current employer), irrespective whether such redundancy occurs in connection with an integration with Liberty Global's operations in Schiphol-Rijk, the Netherlands, or the Dutch Liberty Global Business.

11.7
To the extent required pursuant to existing or future social plans and/or redundancy plans, the Parties will ensure that any vacancies that arise during the integration phase within the Combined Group and within the same geographical area are first offered to employees of the Combined Group who have or would have become redundant in connection with the Offer and the contemplated transactions, subject to such employees having the relevant skills and experience.

11.8
Liberty Global shall offer outplacement services to any employees of the Ziggo Group that become redundant in connection with the Offer and the contemplated transactions, to the extent required pursuant to existing or future social plans and/or redundancy plans.

11.9
After the Settlement Date and, if applicable, for the agreed duration of the respective arrangements, BidCo will respect and continue the current Ziggo employee consultation structure (i.e. Works Council and other existing employee representative bodies) until such time that the integration process of the Joint Dutch Operations merits a unified employee consultation structure.

1.10
After the Settlement Date, BidCo shall respect any and all existing rights and benefits of employees of the Ziggo Group, including under any existing social plans, profit sharing schemes, covenants (including covenants with the Works Council) and collective labour agreements (including the employee benefits

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included in the terms thereof), as well as the terms of the individual employment agreements between the Ziggo Group and its employees, for the agreed duration of these arrangements and agreements or, if earlier, as soon as any new harmonisation or redundancy plans have been negotiated.

11.11
Liberty Global shall respect any and all existing pension rights of the Ziggo Group's current and former employees. The current financial obligations with respect to the funding of Ziggo's pension funds will be respected.

12.	SECURITY AND PRIVACY

12.1
BidCo recognizes the relevance of the Joint Dutch Operations to the national security of the Netherlands and the importance to the safety, well-being and privacy of persons in the Netherlands in maintaining the continuity, integrity and security of the cable infrastructure and cable services in the Netherlands. Therefore, BidCo is fully committed to Ziggo, and, after the Settlement Date, to the Joint Dutch Operations, to maintain all required and commercially reasonable measures to protect against the unauthorized disclosure of the contents of electronic communications, and to safeguard and warrant the continuity, integrity and security of its communication systems and networks and its compliance with all applicable laws and regulations in this respect.

12.2
BidCo will ensure that all domestic communications infrastructure of the Joint Dutch Operations will (i) continue to be operated and controlled by the Joint Dutch Operations; (ii) continue to be located in the Netherlands (to the extent currently located in the Netherlands) and (iii) continue to be directed, controlled, supervised and managed by the Joint Dutch Operations, all in accordance with the requirements of applicable Dutch law and as otherwise necessary or conducive to conduct the Ziggo business in the Netherlands.

12.3
BidCo will ensure that the viability, integrity and security of Ziggo's communication systems and networks will be maintained as well as appropriate security policies and procedures, each at a level which is at least equal to the current level, so as to ensure that all applicable laws, rules and regulations in this respect will continue to be complied with, including, but not limited to, those relating to privacy and to the retention, preservation or production of information and data.

13.	DURATION, BENEFIT AND ENFORCEMENT NON-FINANCIAL COVENANTS
Duration

13.1
Although BidCo currently has no intention to deviate from the covenants, confirmations and commitments set out in Clauses 5.2 up to and including 5.7 (Financing), 6 (Corporate Governance), 7.10 (Post-Closing Restructuring), 8 (Strategy), 9 (Organisation), 10 (Integration), 11 (Employees) and 12 (Security and Privacy) (the Non-Financial Covenants), the Parties agree that the Non-Financial Covenants will expire on the third (3rd) anniversary of the Settlement Date, except to the extent expressly provided otherwise in this Merger Protocol.

13.2
The Parties agree that, in the event that Ziggo ceases to exist during the duration set out in Clause 13.1 as a result of the integration of the businesses of Ziggo and the Dutch Liberty Global Business or for any other reason (such as pursuant to the Asset Sale and Liquidation), the Non-Financial Covenants shall continue to apply to the holding company of the Joint Dutch Operations. In such case, all references to Ziggo in the Non-Financial Covenants shall be deemed to refer to such holding company of the Joint Dutch Operations, its subsidiaries and its businesses.

Benefit and Enforcement

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13.3	Any deviation from the Non-Financial Covenants shall require the prior approval of the Supervisory Board, including the affirmative vote of at least one Continuing Member.

13.4
The Non-Financial Covenants are made to Ziggo as well as, by way of irrevocable third party undertaking for no consideration (onherroepelijk derdenbeding om niet), to each of the two Continuing Members in their capacity as members of the Supervisory Board, it being understood that the Non-Financial Covenants may only be enforced by Ziggo represented by the Continuing Members, acting jointly. BidCo hereby agrees in advance to the assignment of the benefit of this undertaking by any Continuing Member to its successor.

13.5	Ziggo will bear all costs and expenses relating to the enforcement of the Non-Financial Covenants by the Continuing Members.

14.	WARRANTIES

14.1	Ziggo hereby represents and warrants to BidCo that each of the statements in Schedule 8Part 1 is true and accurate.

14.2	BidCo and Liberty Global hereby represent and warrant to Ziggo that each of the statements in Schedule 8Part 2 is true and accurate.

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15.	INCENTIVE PLANS

15.1
At the date of this Merger Protocol, Ziggo has granted conditional performance shares to members of the Management Board and ten other employees of the Ziggo Group (the other employees are referred to as Other Participants) pursuant to the Ziggo Long Term Incentive Plan as approved by the general meeting of shareholders of Ziggo on 20 March 2012 (LTIP), as disclosed in the Liberty Global Pre-Announcement Due Diligence (the 2012 and 2013 Awards). Any conditional performance shares granted by Ziggo pursuant to the LTIP to former members of the Management Board at the date of this Merger Protocol which have not yet vested at the date of this Merger Protocol qualify as 2012 and/or 2013 Awards for the purpose of this Clause 15. Furthermore, it is expected that conditional performance shares will also be granted to the Management Board and the Other Participants in respect of the years 2014 and, if applicable, 2015, pursuant to a long term incentive plan 2014 and, if applicable, 2015 to be adopted by the Supervisory Board (the 2014 and 2015 Awards). Ziggo guarantees that no conditional performance shares have been or will be granted to former members of the Management Board in respect of the years 2014 and 2015. The 2014 and 2015 Awards, to the extent applicable, shall be in line with the current remuneration policy of Ziggo and the long term incentive plans 2012 and 2013 (the 2012 and 2013 Awards and the 2014 and 2015 Awards together, the LTIP Awards) and the value of each of the 2014 and 2015 Awards (if any) shall not exceed the value of the 2013 Awards, unless agreed otherwise by Ziggo and Liberty Global. Such value shall be determined and compared on an individual basis. The above will not apply to Mr. Obermann, whose management service arrangements will be settled in accordance with his existing terms.

15.2	The Parties acknowledge that all rights in respect of the LTIP Awards will be respected, subject to the provisions set out below.

15.3
The Parties agree that the 2012 and 2013 Awards as well as the 2014 and 2015 Awards (if any) will be cancelled per the Settlement Date without any compensation being due to the relevant person, provided that:

(a)
50% of the originally granted conditional shares under the 2012 and 2013 Awards will be treated as if they had vested on the Settlement Date in respect of which the members of the Management Board, and former members of the Management Board, to the extent applicable pursuant to Clause 15.1, and the Other Participants will be entitled to the Offer Price as if those persons had tendered those vested shares under the Offer;

(b)
Liberty Global shall or shall ensure that the relevant company within the Liberty Global Group, shall, subject to the Liberty Global 2014 Incentive Plan (effective on or around 1 March 2014) (the Liberty Global Plan) and without reflecting any of the terms included in the plan rules applicable to the LTIP Awards, replace 100% of the originally granted conditional shares under the 2014 Awards (if any) per the first day of the month following the Settlement Date with Liberty Global Restricted Stock Units as defined in the Liberty Global Plan (the Liberty Global Award) on the basis of the Incentive Share Consideration Mechanism. Without prejudice to the rules of the Liberty Global Plan and the standard vesting arrangements as determined from time to time:

(i)
the Liberty Global Award will be subject to the following standard Liberty Global vesting schedule: (i) 12½% of the Liberty Global Award vests after 6 months following the date of grant of the Liberty Global Award and (ii) the remaining 87½% of the Liberty Global Award will vest quarterly during the following 3½ year period in portions of 6¼% of the Liberty Global Award per quarter;

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(ii)	subject to applicable laws and regulations, no lock-up period applies in respect of Restricted Stock Units as set out above or parts thereof following the respective vesting date;

(iii)	the relevant persons will not be entitled to Dividend Equivalents as defined in the Liberty Global Plan;
"Incentive Share Consideration Mechanism" means the conversion of each originally granted conditional share under the 2014 LTIP Awards into: (i) a Restricted Stock Unit comprising 0.3339 Liberty Global A Share (or in the event that Liberty Global implements the Liberty Global Share Split, 0.3339 Liberty Global A Share) and (ii) a Restricted Stock Unit comprising 0.2450 Liberty Global C Share (or in the event that Liberty Global implements the Liberty Global Share Split, 0.8239 Liberty Global C Share), both subject to rounding down to whole share units without further satisfaction. In the event that Liberty Global implements the Latam Distribution, each number of Restricted Stock Units in both (i) and (ii) shall be multiplied by the applicable In Kind Adjustment Factor (as defined in Schedule 11).

15.4	Any such payments made under this Clause 15 will be made through regular payroll and after deduction of wage tax and social premiums (if applicable).

15.5	This Clause 15 overrules any arrangements to the contrary between any member of the Ziggo Group and each member (or former member) of the Management Board or relevant Other Participant.

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16.	EXTRAORDINARY SHAREHOLDERS MEETING

16.1
On the Commencement Date, Ziggo undertakes to BidCo to convene an extraordinary shareholders meeting of Ziggo, in conformity with section 2:110 DCC, to be held at least 6 (six) Business Days prior to the initial Closing Date, in order to provide the shareholders of Ziggo with the necessary information concerning the Offer and, subject to Clause 3.2, recommend the Offer to Ziggo's shareholders for acceptance, in accordance with article 18, paragraph 1 of the Decree, and to recommend the meeting to vote in favour of the Resolutions (the EGM).

16.2
At the EGM, the Shareholders shall be requested to, subject to (i) the Offer being declared unconditional (gestanddoening) and the number of Shares having been tendered for acceptance during the Offer Period and the Post Acceptance Period, together with (x) any Shares directly or indirectly held by BidCo or any of its Affiliates, (y) any Shares committed to BidCo or any of its Affiliates, in writing and (z) any Shares to which BidCo is entitled alone or together with Ziggo, represent less than 95% but more than 80% of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares then held by Ziggo):

(a)	approve the Asset Sale as required under section 2:107a DCC; and

(b)
upon the transfer of all assets and liabilities to BidCo or its Affilates pursuant to the Asset Sale, dissolve (ontbinden) and liquidate (vereffenen) Ziggo in accordance with section 2:19 of the DCC (the Liquidation), and appoint the liquidator (vereffenaar) of Ziggo in accordance with section 2:19 of the DCC (the Liquidator),

(the Asset Sale and Liquidation Resolutions).

16.3	At the EGM, the shareholders shall also be requested to, subject to (i) the Offer being declared unconditional (gestanddoening) and effective as per the Settlement Date:

(a)	appoint the persons identified by BidCo in accordance with Clause 6.1(a) as Supervisory Board member(s);

(b)	accept the resignation of, and, in accordance with this Merger Protocol, give discharge to, all resigning Supervisory Board members; and

(c)
resolve on the amendment of the articles of association of Ziggo substantially in accordance with the drafts of the amended Articles attached as Schedule 10Part 1 (Amended Articles of Association after Settlement) and Schedule 10Part 2 (Amended Articles of Association after delisting).

16.4
Ziggo shall reasonably do, and procure to be done, all those things necessary to ensure that the proposed resolutions set out in Clauses 16.2 and 16.3 (the Resolutions) are passed. If, however, one or more of the Resolutions is not approved at the EGM, Ziggo will at BidCo's request convene a new extraordinary meeting of shareholders of Ziggo, to take place after and subject to Settlement, at which the relevant Resolution(s) will be put to a vote.

16.5	BidCo shall procure that any Liberty Global Affiliate owning Shares at the EGM record date, votes in favour of the Resolutions on all of those Shares.

17.	ZIGGO UNDERTAKINGS

17.1	Subject to the terms and conditions of this Merger Protocol, Ziggo shall:

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(a)	not tender the Shares held by it under the Offer (if any);

(b)
ensure that each member of the Boards shall, for as long as the Boards support and recommend the Offer, (i) tender in the Offer any Shares such member directly or indirectly holds, (ii) vote in favour of the Resolutions and (iii) act and vote in their capacity as member of the Boards in such a manner so as to give full effect to the completion of the Merger;

(c)	use its reasonable best efforts to ensure that any employee of Ziggo or the Ziggo Group who is or becomes a holder of Shares, tenders such Shares under the terms and conditions of the Offer; and

(d)	take all actions that are reasonably necessary to consummate the Merger and to make it effective.
Transaction Planning

17.2
Subject to any limitation pursuant to applicable Antitrust Laws or other Applicable Rules, Ziggo will, upon reasonable written notice and during normal business hours, provide, and will procure that its Affiliates will provide, BidCo and its advisors reasonable access to their directors, senior employees, premises, documents and advisors, and provide as soon as reasonably practicable BidCo and its advisors with regular updates on financial results and operational developments material to Ziggo and the Ziggo Group (including the monthly management accounts), and all such information and documentation as may reasonably be requested by BidCo in connection with the Offer and the Merger. In particular, and subject to any limitation pursuant to applicable Antitrust Laws, Ziggo shall give BidCo and its advisors access to such information and shall give such management and expert presentations as may reasonably be required by BidCo or Liberty Global (i) to determine the acquisition and financing structure of the Merger, (ii) to complete any necessary filings and notifications, (iii) to allow its financing banks to obtain the necessary comfort and prepare the necessary financing and security documentation in connection with the Offer, (iv) to facilitate discussions with credit rating agencies in connection with the financing of the Offer (v) for integration planning, benchmarking and preparation purposes and (vi) otherwise to progress the Merger.

17.3
Without prejudice to the generality of Clause 17.2, pending until the Settlement Date, to the extent permitted by Applicable Rules, Ziggo shall, and shall cause its Affiliates (and the employees and the external auditors of those Affiliates) to, provide BidCo or Liberty Global thereof (each such entity, the Applicable Reporting Company) sufficient access to the information of Ziggo and its Affiliates and their personnel to obtain all of the information such Applicable Reporting Company reasonably requires to obtain (if available) or develop historical and/or pro forma financial information and other disclosures legally required to be included by such Applicable Reporting Company in the Registration Statement on Form S-4 and generally to comply with its public reporting obligations under the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including but not limited to the requirements of the Public Company Accounting Oversight Board, Form 8-K, Form S-4, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X and any related interpretive guidance promulgated by the SEC, provided that:

(a)	in each case BidCo has provided prior written notice to Ziggo of such reporting obligation:

(i)	sufficiently in advance of the due date for any report required to be filed under the Exchange Act (each, an Exchange Act Report) or the desired filing date of any Registration Statement; and

(ii)	with sufficient detail of the information requirements from Ziggo to be included in such Exchange Act Report or Registration Statement,

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in each case to provide Ziggo with a reasonable opportunity to assist with such request under the circumstances;

(b)
the audited financial statements provided by Ziggo pursuant to this Clause 17.3 will be prepared under International Financial Reporting Standards as issued by the Internal Accounting Standards Board, audited under U.S. generally accepted auditing standards and will include audited reconciliations to U.S. generally accepted accounting principles for the most recent annual and interim periods presented, prepared in accordance with SEC rules and regulations under Item 17 of Form 20-F; and

(c)	BidCo undertakes to reimburse Ziggo for all auditor's fees reasonably incurred in connection with its assistance pursuant to this Clause 17.3.

17.4
Ziggo will use its reasonable best efforts to ensure that none of the information specifically supplied or to be supplied in writing by Ziggo for inclusion or incorporation by reference in the Offer Memorandum or the Registration Statement will, at the time they are published, mailed to Ziggo's shareholders, filed with the SEC, or at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

18.	BIDCO UNDERTAKINGS

18.1
For the sole purpose of the preparation of the integration and subject to any limitation pursuant to applicable Antitrust Laws or other Applicable Rules, BidCo will, upon reasonable written notice and during normal business hours, provide, and will procure that its Affiliates will provide, Ziggo and its advisors through the Integration Committee reasonable access to the directors, senior employees, premises, documents and advisors of the Dutch Liberty Global Business and all such information and documentation as may reasonably be required by Ziggo in connection with the integration planning in connection with the Merger.

19.	INTERIM PERIOD
Consultation and Cooperation

19.1
As from the date of this Merger Protocol until the earlier of (i) the Settlement Date or (ii) the date on which this Merger Protocol is terminated in accordance with Clause 22 (the Interim Period), BidCo and Ziggo shall:

(a)	consult each other in respect of any relevant matters in pursuance of the Offer, including on publicity and investor relations, subject to the terms and provisions of this Merger Protocol; and

(b)
notify each other promptly (and supply copies of all relevant information) of any event or circumstance it may become aware of and which would be likely to have material adverse consequences for the Offer, including any significant adverse impact on the satisfaction of the Commencement Conditions and/or the Offer Conditions, provided that any delay in or absence of such notification by BidCo shall not prejudice any of BidCo's rights under or pursuant to this Merger Protocol and that any delay in or the absence of such notification by Ziggo shall not prejudice any of Ziggo's rights under or pursuant to this Merger Protocol.

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Conduct of Ziggo business during Interim Period

19.2	Subject to applicable Antitrust Laws, during the Interim Period Ziggo shall:

(a)	conduct its business, and shall procure that each of its Affiliates conducts its business, in the ordinary course of business and consistent with past practice;

(b)	inform BidCo on a monthly basis about its financial performance;

(c)
manage its business along key performance indicators that are customary in the cable and telecommunications sector (including EBITDA), and sensibly consider and consult with BidCo on possible adjustments of its capital and operational expenditure plans if the Ziggo financial performance measured by those key performance indicators falls below those budgeted in the budget for 2014 or 2015, as the case may be; and

(d)
refrain, and shall procure that its Affiliates shall refrain, from taking any of the actions set out in Schedule 9Part 1, without the prior written consent of BidCo, it being understood that with respect to the Interim Period, BidCo shall be deemed to have given its prior written consent with respect to the following:

(i)	any actions that Ziggo or any of its Affiliates is obligated to do by applicable law; and

(ii)	any actions expressly contemplated by this Merger Protocol.

19.3
With respect to the various references in this Clause 19 and Schedule 9Part 1 to the budget for 2015, it is acknowledged between the Parties that this budget shall be prepared by Ziggo on the basis of, and consistent with, the long range plan for 2015, taking into account the development of the Ziggo business during the year 2014 and other relevant business and market circumstances.

19.4	Subject to applicable Antitrust Laws, during the Interim Period, BidCo shall:

(a)	conduct its business, and shall procure that the Liberty Global Group conducts its business, in the ordinary course of business and consistent with past practice; and

(b)
refrain, and shall procure that its Affiliates shall refrain, from taking any of the actions set out in Schedule 9 Part 2, without the prior written consent of Ziggo, it being understood that with respect to the Interim Period, Ziggo shall be deemed to have given its prior written consent with respect to the following:

(iii)	any actions that BidCo or any of its Affiliates is obligated to do by applicable law; and

(iv)	any actions expressly contemplated by this Merger Protocol.
Competition Clearance

19.5
BidCo shall have the primary responsibility for liaising with the Antitrust Authorities in relation to the Merger, and with the assistance of its advisors, will make all necessary filings to obtain the Competition Clearance as soon as permitted and practicably feasible under the relevant competition laws and shall use its reasonable best efforts to obtain the approvals of the relevant Antitrust Authorities. In particular

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and without prejudice to the generality of the foregoing, BidCo shall procure the filing with the Antitrust Authorities of the Form CO as set out in Annex I to the Commission Regulation (EC) No 802/2004 as soon as practicable after signing of the Merger Protocol and in any event within forty-five (45) Business Days after signing of the Merger Protocol or such longer period which is reasonably acceptable to, and approved by, Ziggo.

19.6	Without prejudice to the generality of Clause 19.5 and subject to Applicable Rules relating to the exchange of information:

(a)	Ziggo shall furnish to BidCo such necessary information and assistance as BidCo may reasonably request in connection with obtaining Competition Clearance;

(b)
BidCo will allow Ziggo and its outside counsel to review in advance submissions, notifications and filings to be submitted by it to any Antitrust Authority, will consider any of Ziggo's comments in relation thereto, acting reasonably, and provide Ziggo and its outside counsel with final copies of all such communications (save that in relation to all disclosure under this sub-clause to Ziggo but not to outside counsel, business secrets and other confidential material may be redacted by BidCo, acting reasonably in identifying such material for redaction);

(c)	BidCo will promptly provide Ziggo and its outside counsel with communication (whether written or oral) received from any Antitrust Authority;

(d)
BidCo will timely consult with Ziggo before scheduling any call or meeting with any Antitrust Authority and reasonably schedule timeslots with any Antitrust Authority for such calls or meetings taking into account the availability of Ziggo and its outside counsel; and

(e)
BidCo will consult with Ziggo in advance of any pre-scheduled calls or meetings with any Antitrust Authority and, to the extent not prohibited by such Antitrust Authority, give one representative from Ziggo's regulatory team and one from its outside counsel the opportunity to observe such calls and meetings, and also to participate in order to answer questions or seek clarifications but in all cases Ziggo shall not (and shall procure that its outside counsel shall not) raise or discuss any matters or topics (or take any position on such matters or topics) at such prescheduled calls or meetings which have not been expressly pre-agreed by BidCo in advance of the call or the meeting.

Employees Clearances

19.7	The Offer will require the obtaining of the advice from the works council of Ziggo B.V. (the Works Council), which shall be deemed to have been received in case the Works Council renders any of:

(a)	an unconditional advice (which is deemed to include a neutral advice); or

(b)	an advice with conditions, reasonably acceptable to BidCo and Ziggo; or

(c)	an unconditional and irrevocable waiver in writing of its right to render advice,
(in each case the Works Council Clearance).

19.8
In addition to the Works Council Clearance, the Offer will require the obtaining of a number of approvals, clearances and other forms of consent or non-objection and the seeking and/or obtaining of a number of (formal or informal) advices, opinions or points of view from employee representatives and trade unions (together with the Works Council Clearance, the Employee Clearances).

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19.9
Ziggo shall use its reasonable best efforts to ensure that the Employee Clearances are obtained as soon as possible following the date of this Merger Protocol. Without prejudice to the generality of the foregoing, the Parties agree that Ziggo shall have the primary responsibility for, and take all steps necessary, in consultation with BidCo and its advisors, as soon as practicably possible following the date of this Merger Protocol, to file for and obtain all Employee Clearances. Ziggo agrees that it shall keep BidCo and its advisors informed on the preparation of the filings necessary to obtain the Employee Clearances. In the context of obtaining Employee Clearances in connection with the Offer, Ziggo shall not make any commitments to the relevant employee representatives without BidCo's prior consent, which shall not unreasonably be withheld.

19.10
Without limiting the generality of Clause 19.9, Ziggo will take all action reasonably necessary to initiate, conduct and finalise the consultations with the Works Council and obtain the advice from the Works Council in respect of the Offer prior to the Commencement Date, resolving such outstanding issues in connection therewith as may reasonably be required to accept the advice of the Works Council, in a manner satisfactory to Ziggo and BidCo, acting reasonably. Ziggo and BidCo will consult with each other closely with a view to seeking and obtaining the Works Council's advice and Ziggo will keep BidCo informed on a continuing basis on all material correspondence and consultations in respect thereof. Ziggo will give (representatives of) BidCo the opportunity to give a presentation to the Works Council about Liberty Global Group, its general strategy and its general views on the position of employees within the Liberty Global Group, and BidCo will attend meetings with (representatives of) the Works Council if requested by the Works Council.

20.	EXCLUSIVITY

20.1
For the purposes of this Merger Protocol, the Exclusivity Period shall mean the period commencing on the date of execution of this Merger Protocol and ending on the date of termination of this Merger Protocol, unless the Offer has been made, in which case the Exclusivity Period shall end on the earlier of the Settlement Date and the date of termination of this Merger Protocol.

20.2	During the Exclusivity Period:

(a)
except as permitted pursuant to Clause 20.4 and Clause 21.2, Ziggo shall not, and shall ensure that none of its Affiliates, nor any of their respective directors, officers, employees, agents, advisers or representatives, including without limitation, the members of the Boards, shall, directly or indirectly, initiate, enter into or continue discussions or negotiations with, or provide any non-public information relating to the Ziggo Group or its business or assets or personnel to, or otherwise approach, solicit, encourage, induce or assist any third party with respect to a potential offer or proposal for a potential offer for all or part of the Shares or for the whole or part of the businesses or assets of the Ziggo Group or any proposal involving the potential acquisition of a substantial interest in the Ziggo Group, a legal merger or demerger involving Ziggo, a reverse takeover of Ziggo or a reorganisation or re-capitalisation of Ziggo and/or the Ziggo Group (each an Alternative Proposal); and

(b)
Ziggo will notify BidCo promptly (and in any event within 24 (twenty-four) hours) if any communication, invitation, approach or enquiry, or any request for information is received by Ziggo any of its Affiliates or any of their respective directors, officers, employees, agents, advisers or representatives, from any third party in relation to an Alternative Proposal.

20.3
By their acceptance of the terms of this Merger Protocol, Ziggo and the members of the Boards confirm that at the date of signing of this Merger Protocol they are not in discussions and/or negotiations with any third party about any Alternative Proposal.

20.4
Notwithstanding Clauses 20.2(a) and 20.2(b), Ziggo is permitted to engage in discussions or negotiations with, and provide information to, a bona fide third party that makes an unsolicited approach to Ziggo

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and to investigate such approach and enter into discussions or negotiations with such third party, provided that Ziggo keeps BidCo regularly updated on the status of those discussions or negotiations. Ziggo may however not provide non-public information to such third party.

21.	COMPETING OFFER

21.1
A Potential Competing Offer is an unsolicited written proposal to make a (public) offer for all Shares or all or substantially all of the assets of the Ziggo Group or a merger or reverse takeover of Ziggo, made by a party who, in the reasonable opinion of Ziggo (including the Supervisory Board), is a bona fide third party and which proposal in the reasonable opinion of Ziggo (including the Supervisory Board), having consulted its financial and legal advisors and considering, among others, level and character of consideration, certainty of financing, conditionality, integrity of the business and position of employees, could reasonably be expected to become a Competing Offer.

21.2	In the event a Potential Competing Offer is made:

(c)
Ziggo shall be permitted to provide non-public information to the third party making the offer, but only if (a) the information was requested by such third party on its own initiative, (b) the information is reasonably required for such third party to conduct a due diligence investigation for the purpose of the proposed transaction and (c) such third party has entered into a confidentiality and standstill agreement with Ziggo on customary terms, provided that Ziggo shall not provide more information to a third party than it has provided to BidCo;

(d)
Ziggo will notify BidCo promptly (and in any event within 24 (twenty-four) hours) if any Potential Competing Offer is received by Ziggo any of its Affiliates or any of their respective directors, officers, employees, agents, advisers or representatives, from any third party, and provide full details, to the extent available to it, of such Potential Competing Offer, it being understood that, as a minimum, Ziggo shall notify BidCo of the identity of the third party, the proposed consideration and other key terms of such Potential Competing Offer (including, without limitation the financing terms and structure and the antitrust and other regulatory requirements that need to be complied with), so as to enable BidCo to consider its position in light of such Potential Competing Offer and to assess the (possible) effects of such Potential Competing Offer on the Offer and the Offer's chances of success. Furthermore, Ziggo shall keep BidCo informed of any material developments in relation to such Potential Competing Offer;

(e)	Ziggo shall be permitted to consider such Potential Competing Offer and engage in discussions or negotiations regarding such Potential Competing Offer; and

(f)	Ziggo shall be permitted to make any public announcements in relation to the Potential Competing Offer to the extent required by the Applicable Rules.

21.3	A Potential Competing Offer will be a Competing Offer if:

(a)
it is launched, or is binding on the offering party concerned in the sense that such offering party has (i) committed itself under customary conditions to Ziggo to launch a Competing Offer within eight (8) weeks and (ii) has publicly announced its intention to launch a Competing Offer, which announcement includes the proposed price per Share and the relevant conditions precedent in relation to such offer and the commencement thereof;

(b)
the consideration offered per Share is valued at an amount exceeding the Offer Price (whereby the Share Consideration will be calculated on the basis of the Liberty Global Blended Price) by eight per cent. (8%) or more and is in cash or in publicly traded equity securities (for these

35

purposes valued at the date of the commitment under (a) above). To the extent that the Potential Competing Offer is an offer for all or substantially all of the assets of the Ziggo Group, the calculation shall be made on the basis of the net proceeds to be distributed to the shareholders of Ziggo resulting from such a transaction calculated on a per Share basis; and

(c)
it is determined by the Boards, in accordance with Clause 3.3, to be substantially more beneficial to Ziggo and its stakeholders than the Offer as contemplated in this Merger Protocol, specifically taking into account the identity and track record of such third party, the consideration to be received by shareholders, the likelihood of completion, the other terms and conditions of the Potential Competing Offer and the interests of all stakeholders of Ziggo; and

(d)	Ziggo has promptly (and in any event within 24 hours) notified BidCo in writing and provided full details, to the extent available to it, of such offer.

21.4
If BidCo has matched any Competing Offer in accordance with Clause 21.5, the consideration per Share of any other, consecutive or amended offer made by any bona fide third party for all of the outstanding Shares or all or substantially all of the assets of the Ziggo Group or a merger of Ziggo (a Subsequent Higher Offer) must exceed the most recently offered consideration per Share by BidCo after having exercised its Matching Right by at least eight per cent. (8%), in order for any such Subsequent Higher Offer to qualify as a Competing Offer for the purpose of this Merger Protocol.

21.5	In the event of a Competing Offer, the following shall apply:

(a)	Ziggo shall keep BidCo informed of any material developments in relation to such Competing Offer;

(b)
BidCo shall have a period of ten (10) Business Days following announcement of the Competing Offer to decide whether or not it wants to revise its Offer and match the Competing Offer (the Matching Right);

(c)
if BidCo exercises its Matching Right and its revised Offer is determined by the Boards, having consulted their financial and legal advisors and acting in good faith and observing their obligations under Dutch law, to be at least equally beneficial to Ziggo and its stakeholders as the Competing Offer within the aforementioned period of five (5) Business Days (a Matching Revised Offer), Ziggo shall not be entitled to accept the Competing Offer and/or to terminate this Merger Protocol, except if permitted by this Clause 21 in respect of any consecutive Competing Offer; and

(d)
if BidCo has failed to timely inform Ziggo in accordance with Clause 21.5(b), or if BidCo has not made a Matching Revised Offer or if BidCo has informed Ziggo that it does not wish to exercise its Matching Right, Ziggo shall be entitled to accept the Competing Offer and the Boards shall have the right, but shall not be obliged, to withdraw or, as applicable, modify the Recommendation and the Position Statement. If Ziggo accepts the Competing Offer and this is communicated to BidCo within ten (10) Business Days from the last day of the aforementioned period of ten (10) Business Days, each Party shall be entitled, but shall not be obliged, to terminate this Merger Protocol in accordance with Clause 22. If in such scenario neither Party exercises its right to terminate this Merger Protocol, this Merger Protocol shall remain in full force and effect, save for the provisions of Clause 4.5(h) and Clauses 20.1 and 20.2, which shall then no longer apply in relation to the Competing Offer and the third party having made such Competing Offer.

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21.6	This Clause 21 (including but not limited to the Matching Right) applies mutatis mutandis to any Subsequent Higher Offer constituting a Competing Offer.

22.	TERMINATION

22.1	Subject to Clause 22.2, this Merger Protocol and the rights and obligations thereunder may be terminated:

(a)	if the Parties so agree in writing;

(b)
by notice in writing given by any of the Parties (the Terminating Party) to the other Party if (i) any of the Commencement Conditions has not been satisfied or waived by the relevant Party in accordance with this Merger Protocol by the Ultimate Launch Date, and (ii) the non-satisfaction of the relevant Commencement Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Protocol or any agreement resulting from it;

(c)
by notice in writing given by the Terminating Party to the other Party if (i) any of the Offer Conditions has not been satisfied or waived by the relevant Party in accordance with this Merger Protocol by the Long Stop Date, and (ii) the non-satisfaction of the relevant Offer Condition(s) is not due to a breach by the Terminating Party of any of its obligations under this Merger Protocol or any agreement resulting from it;

(d)	by notice in writing given by the Terminating Party to the other Party in case of the other Party having breached the terms of this Merger Protocol to the extent that any such breach:

(i)	has or could reasonably be expected to have material adverse consequences for Ziggo or the Offer; and

(ii)
is incapable of being remedied within ten (10) Business Days after receipt by the other Party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date) or has not been remedied by the other Party within ten (10) Business Days after receipt by the other Party of a written notice from the Terminating Party (or, if earlier, before the Long Stop Date);

(e)	by notice in writing by either Ziggo or BidCo to the other Party pursuant and subject to the terms and conditions set forth in Clause 21.5(d);

(f)	by notice in writing by BidCo to the other Party if Clause 3.3 applies.

22.2
Any termination in accordance with this Merger Protocol shall not take effect until the expiry of ten (10) Business Days following receipt of the written termination notice by the non-terminating Party. The Parties acknowledge that during the period referred to in the previous sentence, they shall be entitled to seek remedies in accordance with Clause 35.2, including but not limited to seeking provisional measures in summary proceedings (kort geding) to prevent such termination from taking effect.

22.3	Clauses 22 up to and including 35 shall survive termination of this Merger Protocol.

22.4	For purposes of this Clause 22, BidCo and Liberty Global will be deemed to be one Party.

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23.	TERMINATION FEES

23.1
To induce BidCo to enter into this Merger Protocol and to compensate BidCo and its Affiliates for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the (preparation of the) Offer, Ziggo shall pay to BidCo a termination fee of €69.5 million in cash, immediately upon first written request thereto from BidCo and without defences or set-off of any kind, as liquidated damages, if this Merger Protocol is terminated:

(a)
by BidCo as Terminating Party pursuant to Clause 22.1(d), it being understood that BidCo's entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of BidCo, including a claim for specific performance (nakoming) or damages if these exceed the amount of that termination fee; or

(b)	pursuant to Clause 22.1(e) or 22.1(f).

23.2
Ziggo will however have no liability to BidCo under Clause 23.1 if BidCo terminates the Merger Protocol because the Boards have revoked, modified, amended or qualified the Recommendation in accordance with Clause 3.3 as the result of the occurrence of a Liberty Global Stock Event, and the Boards have served a written notice on BidCo (such notice the Liberty Global Stock Event Notice) of the revocation, modification, amendment or qualification of the Recommendation as a result of the occurrence of a Liberty Global Stock Event.

23.3
To induce Ziggo to enter into this Merger Protocol and to compensate Ziggo for loss of management time and other costs and expenses it has already incurred and will continue to incur in connection with the (preparation of the) Offer, (in)direct loss and damages to Ziggo's business due to the announcement of the (potential) Offer and its effects on, among other things, employees, customers and suppliers, BidCo shall pay to Ziggo immediately upon first written request thereto from Ziggo:

(a)
a termination fee of €69.5 million in cash, if this Merger Protocol is terminated by Ziggo as Terminating Party pursuant to Clause 22.1(d) and no termination fee under Clause 23.3(b) is payable, it being understood that Ziggo's entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of Ziggo, including a claim for specific performance (nakoming) or damages, if these exceed the amount of that termination fee; or

(b)
a termination fee of €200 million in cash, if this Merger Protocol is terminated by either Party pursuant to Clause 22.1(c) because Competition Clearance is not obtained, it being understood that in the event that Liberty Global has failed to use its reasonable best efforts to obtain Competition Clearance in accordance with Clause 19.5, Ziggo's entitlement to the termination fee pursuant to this Clause 23 is without prejudice to any other rights or remedies of Ziggo, including a claim for damages, if these exceed the amount of that termination fee.

23.4
Except as set out in Clauses 23.1(a), 23.3(a) and 23.3(b), no Party may claim any damages or losses in excess of the termination fees as set out in this Clause 23, save in respect of accrued rights and/or liabilities arising from the prior breach of this Merger Protocol. The provisions of article 6:92, paragraphs 1 and 3 of the DCC shall, to the maximum extent possible, not apply. Each Party hereby waives any (potential) right it might have to request mitigation of its liability under this Clause 23 in any manner (in legal proceedings or otherwise).

24.	LIBERTY GLOBAL GUARANTEE

24.1
Liberty Global guarantees as its own direct, primary, unconditional and irrevocable obligation to Ziggo, and in respect of Clause 7.5 to each Indemnified Party, the payment and performance when due of all

38

amounts and obligations by BidCo under this Merger Protocol. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged.

25.	PUBLIC ANNOUNCEMENTS

25.1
The substance of this Merger Protocol will be disclosed in the Initial Announcement, subsequent PR communications in respect of the Offer, the Offer Memorandum, the Position Statement and furthermore as required by the Applicable Rules.

25.2
Notwithstanding Clause 25.1, no Party shall, without the written approval of the other Parties, disclose or provide this Merger Protocol to anyone, except to the extent that it is obliged to make such a disclosure pursuant to the Applicable Rules or order of a court or other governmental authority (such as the requirement on Liberty Global to file the Merger Protocol or any relevant part thereof with the SEC). Where possible, the disclosing Party shall, prior to disclosure, consult the other Parties about the form and contents of such disclosure.

25.3
BidCo and Ziggo agree to consult with each other with respect to any and all further press releases and meetings with journalists in connection with the Offer, if and to the extent reasonably possible.

25.4	The Confidentiality Agreement agreed between the Parties will remain in full force and effect.

26.	ASSIGNMENT

26.1	With the exception of Clause 26.2, none of the Parties may assign or transfer any of its rights or obligations under this Merger Protocol without the prior written consent of the other Parties.

26.2
BidCo is entitled to assign any and all of its rights and obligations under this Merger Protocol to any of its wholly-owned subsidiaries. In the event of such assignment, this Merger Protocol shall, insofar as it refers to BidCo, apply mutatis mutandis to the designated assignee. BidCo shall remain jointly and severally liable with the designated assignee for the proper performance of any obligations assigned to the designated assignee under this Clause 26.2.

26.3
If after the Settlement Date Ziggo is liquidated or dissolved, Ziggo will, immediately prior to such liquidation or dissolution, be entitled to assign any and all of its rights and obligations under this Merger Protocol to any of its Affiliates. BidCo shall cause the relevant members of the board of BidCo and of the management boards of the relevant wholly-owned Affiliates to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Parties and their representatives (if any) give effect to the provisions of this clause.

27.	COSTS
Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Merger Protocol and any documents executed pursuant thereto.

28.	NO WAIVER
The rights of any Party shall not be prejudiced or restricted by any indulgence or forbearance extended to any other Parties and no waiver by any Party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

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29.	NO RESCISSION
To the extent permitted by law, the Parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke section 6:228 of the DCC in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the DCC.

30.	FURTHER ASSURANCES
The Parties undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Parties and their representatives (if any) give effect to the provisions of this Merger Protocol.

31.	INVALIDITIY
If any provision of this Merger Protocol is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Merger Protocol. This shall not invalidate any of the remaining provisions of this Merger Protocol. The Parties shall use their respective reasonable best efforts to replace any invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

32.	THIRD PARTY RIGHTS
Except as set out in Clause 13.4, this Merger Protocol does not contain any stipulation in favour of any third party (derdenbeding) and nothing in this Merger Protocol, express or implied, is intended to confer upon any person other than the Parties to this Merger Protocol.

33.	ENTIRE AGREEMENT; AMENDMENT

33.1	Without prejudice to Clause 25.1, the Confidentiality Agreement and the Supplemental Agreement agreed between the Parties will remain in full force and effect.

33.2
With the exception of the Confidentiality Agreement and the Supplemental Agreement, this Merger Protocol constitutes the entire agreement between and understanding of the Parties in respect of the Offer and the Merger and any preceding or concurrent oral or written agreements or arrangements between the Parties in relation to thereto are hereby superseded. A variation to this Merger Protocol is valid only if it is in writing and signed by each of the Parties

34.	NOTICES

34.1	Any notice or other formal communication to be given under this Merger Protocol shall be in writing and signed by or on behalf of the Party giving it. It shall be:

(a)	sent by e-mail to the relevant e-mail address set out in Clause 34.3; or

(b)	delivered by hand or sent by prepaid recorded delivery, special delivery or registered post to the relevant address in Clause 34.3.

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34.2
In each case it shall be marked for the attention of the relevant Party set out in Clause 34.3 (or as otherwise notified from time to time under this Merger Protocol). Any notice given by hand delivery post or e-mail shall be deemed to have been duly given:

(a)	if hand delivered, when delivered;

(b)	if sent by e-mail, twelve (12) hours after the time of despatch; or

(c)	if sent by recorded delivery, special delivery or registered post on the second Business Day from the date of posting, unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or by e-mail) the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

34.3	The (email) addresses of the Parties for the purpose of Clause 34.1 are.
To BidCo:
Attention:     Graham King (Senior Commercial Counsel) and Jeremy Evans (Deputy General Counsel)
Address:    Boeing Avenue 53, 1119 PE Schiphol-Rijk, the Netherlands
E-mail:        provided separately
To Liberty Global:
Attention:     Andrea Salvato (Chief Development Officer) and Jeremy Evans (Deputy General Counsel)
Address:    38 Hans Crescent, London SW1X 0LZ, United Kingdom
E-mail:        provided separately
With a written copy to:
Name:         Allen & Overy LLP
Attention:    Annelies van der Pauw
Address:    Apollolaan 15, 1077 AB Amsterdam, the Netherlands
E-mail:         annelies.vanderpauw@allenovery.com
To Ziggo:
Attention:    Bert Groenewegen and Jan Pieter Witsen Elias
Address:    Atoomweg 100, 3542 AB Utrecht, the Netherlands
E-mail:        provided separately
With a written copy to:
To:        Freshfields Bruckhaus Deringer LLP
Attention:    Jan Willem van der Staay
Address:    Strawinskylaan 10, 1077 XZ Amsterdam, the Netherlands
E-mail:        janwillem.vanderstaay@freshfields.com

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34.4
All notices or formal communications under or in connection with this Merger Protocol shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

35.	GOVERNING LAW AND FORUM

35.1	This Merger Protocol is construed in accordance with and shall be governed exclusively by the laws of the Netherlands.

35.2
Without prejudice to Clauses 4.11 through 4.15, all disputes in connection with this Merger Protocol (including any request for injunctive relief, any dispute as to the validity of this Merger Protocol, any questions in respect of the authority of the arbitrators and any dispute about whether a particular dispute should be referred to arbitration) shall be finally settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of three arbitrators, to be appointed in accordance with such arbitration rules. The place of the arbitration will be Amsterdam, the Netherlands. The arbitral procedure will be conducted in the English language. The arbitrators will decide according to the rules of law.

35.3	Clause 35.2 shall also apply to disputes arising out of or in connection with agreements which are connected with this Merger Protocol, unless the relevant agreement expressly provides otherwise.

35.4	Consolidation of arbitral proceedings with other proceedings as provided for in article 1046 of the Dutch Code of Civil Procedure is excluded.

[Intentionally left blank]

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IN WITNESS WHEREOF this Merger Protocol is signed by the Parties (or their duly authorised representatives) on 27 January 2014.

For and on behalf of BidCo

Authorized Signatory            Authorized Signatory
_______________________        _______________________
By:                    By:
Name:                    Name:
Title:                    Title:

For and on behalf of Ziggo

Authorized Signatory            Authorized Signatory
_______________________        _______________________
By:                    By:
Name:                    Name:
Title:                    Title:

For and on behalf of Liberty Global

Authorized Signatory            Authorized Signatory
_______________________        _______________________
By:                    By:
Name:                    Name:
Title:                    Title:

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Schedule 1
DEFINITIONS AND INTERPRETATION

1.	In the Merger Protocol, the following words and expressions shall have the following meanings:
Acceptance Threshold has the meaning given to it in Clause 4.5(a).
Accounts means the audited balance sheet as at (per) the Accounts Date and audited profit and loss account for the year ended on that date of Ziggo and its Affiliates (including the audited consolidated balance sheet as at (per) at that date and the audited consolidated profit and loss account for that/those period) and the notes and directors' reports relating to them.
Accounts Date means 31 December 2012.
Affiliates means in relation to any Party, any person belonging to the same group as such Party as defined in section 2:24b DCC from time to time, provided that at no time will Ziggo be considered an Affiliate of Liberty Global or of BidCo (or vice versa).
AFM has the meaning given to it in Clause 2.3.
Alternative Proposal has the meaning given to it in Clause 20.2.
Announcement Date means the date on which the Initial Announcement is published.
Antitrust Authorities means the European Commission or the competent authorities of a Member State if the European Commission makes a referral in whole or in part under Article 9 of the EC Merger Regulation, as well as any other competent authority of any jurisdiction whose laws prohibit the parties from completing the consummation of the Offer before clearance is obtained under such national merger control.
Antitrust Laws means the Dutch Competition Act (Mededingingswet), the HSR Act, the EU Merger Regulation and any other law, regulation or decree (whether national, international, federal, state or local) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.
Applicable Reporting Company has the meaning given to it in Clause 17.3.
Applicable Rules has the meaning given to it in Clause 2.3.
Asset Sale has the meaning given to it in Schedule 6.
Asset Sale and Liquidation has the meaning given to it in Clause 7.3.
Asset Sale and Liquidation Resolutions has the meaning given to it in Clause 16.2(b).
BidCo has the meaning given to it in the preamble of this Merger Protocol.
Binding Advice has the meaning given to it in Clause 4.14.
Binding Advisor has the meaning given to it in Clause 4.14.

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Boards means the management board (raad van bestuur) of Ziggo and the supervisory board (raad van commissarissen) of Ziggo together.
Business Day means a day (other than a Saturday or Sunday) on which banks, Euronext Amsterdam and NASDAQ are generally open in the Netherlands and in the United States of America for normal business.
Cash Consideration has the meaning given to it in Clause 2.5(b).
Class A Exchange Ratio has the meaning given to it in Clause 2.5(a).
Class C Exchange Ratio has the meaning given to it in Clause 2.5(a).
Closing Date means the last day of the Offer Period.
Combined Group means the combined Liberty Global Group and Ziggo Group following the Settlement Date.
Commencement Conditions has the meaning given to it in Clause 4.1.
Commencement Date means the date on which the Offer is launched.
Competing Offer has the meaning given to it in Clause 21.3.
Competition Clearance means Phase I Competition Clearance or Phase II Competition Clearance, as the case may be.
Confidentiality Agreement has the meaning given to it Recital (D).
Continuing Members has the meaning given to it in Clause 6.1(b).
Counter-Notice of Disagreement has the meaning given to it in Clause 4.13.
DCC means the Dutch Civil Code (Burgerlijk Wetboek).
Decree means the Decree on Public Takeovers (Besluit Openbare Biedingen).
Dutch Business Strategy has the meaning given to it in Clause 8.1.
Dutch Competition Act means the Dutch competition act (Mededingingswet), dated 22 May 1997, as amended from time to time.
Dutch Corporate Governance Code means the Dutch corporate governance code, dated 1 January 2009 as established under article 2:391, paragraph 5 of the DCC.
Dutch Liberty Global Business means the operations of UPC Nederland B.V. and its subsidiaries.
EGM means the extraordinary shareholders meeting of Ziggo in connection with the Offer to be held at least six (6) Business Days before the Closing Date in accordance with article 18 paragraph 1 of the Decree.
Employee Clearances has the meaning given to it in Clause 19.8.

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Enquiries has the meaning given to it in Schedule 4.
EU Merger Regulation means Council Regulation (EC) No. 139/2004.
Euronext Amsterdam has the meaning given to it in Recital (A).
Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.
Exchange Act Report has the meaning given to it in Clause 17.3(a)(i).
Exchangeable Bonds has the meaning given to it in Schedule 6.
Exclusivity Period means the period commencing on the date of this Merger Protocol and ending on the date of termination of this Merger Protocol, unless the Offer has been made, in which case the Exclusivity Period shall end on the earlier of the Settlement Date and the date of termination of this Merger Protocol.
Fairness Opinions has the meaning given to it in Clause 3.5.
Indemnified Party has the meaning given to it in Clause 7.5.
Initial Announcement has the meaning given to it in Clause 2.9.
Initial 2020 Tender Offer has the meaning given to it in paragraph 2.1 of Schedule 5.
Initial 2020 Tender Offer Document has the meaning given to it in paragraph 2.1 of Schedule 5.
Integration Committee has the meaning given to it in Clause 10.2.
Interim Period means the period from the date of this Merger Protocol until the earlier of (i) the Settlement Date or (ii) the date on which this Merger Protocol is terminated.
Joint Dutch Operations has the meaning given to it in Clause 8.2.
Liberty Global has the meaning given to it in the preamble of this Merger Protocol.
Liberty Global A Share means a class A ordinary share of US$0.01 nominal value in the share capital of Liberty Global.
Liberty Global B Share means a class B ordinary share of US$0.01 nominal value in the share capital of Liberty Global.
Liberty Global Blended Price has the meaning given to it in Schedule 3.
Liberty Global C Share means a class C ordinary share of US$0.01 nominal value in the share capital of Liberty Global.
Liberty Global Group has the meaning given to it in Recital (B).
Liberty Global Pre-Announcement Due Diligence has the meaning given to it in Recital (E).
Liberty Global SEC Documents has the meaning given to it in paragraph 8 of Schedule 8Part 2.

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Liberty Global Stock Event has the meaning given to it in Schedule 11.
Liberty Global Stock Event Notice has the meaning given to it in Clause 23.2.
Liquidation has the meaning given to it in Schedule 6.
Liquidator has the meaning given to it in Schedule 6.
LTIP has the meaning given to it in Clause 15.1.
LTIP Awards has the meaning given to it in Clause 15.1.
Long Stop Date means the date 15 months after the date of signing of this Merger Protocol.
Losses has the meaning given to it in Clause 7.5.
Management Board means the management board (raad van bestuur) of Ziggo.
Matching Revised Offer has the meaning given to it in Clause 21.5(c).
Matching Right has the meaning given to it in Clause 21.5(b).
Material Adverse Effect means any event, change, circumstance, discovery, announcement, occurrence, effect or state of facts (any such item an Effect) that, individually or in the aggregate,
(i)    is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Ziggo and its Affiliates, taken as a whole, or
(ii)    would or would reasonably be expected to prevent or materially delay the ability of Ziggo or BidCo to consummate the Merger but, for purposes of paragraph (i) only, except to the extent any such Effect results from:
changes or conditions generally affecting the industries in which Ziggo and its Affiliates operate, or the economy or the financial or securities markets in the Netherlands, the outbreak or escalation of war, armed hostilities or acts of terrorism, changes in law or generally accepted accounting principles or the interpretation or enforcement of either, the execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) or announcement of this Merger Protocol and the Offer, provided however that the exceptions in this subparagraph (d) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution of this Merger Protocol or the performance by Ziggo of its obligations hereunder, fluctuations in the price or trading volume of the Shares, except that this subparagraph (e) shall not prevent or otherwise affect a determination that any Effect underlying such fluctuation (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect, or

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the failure of Ziggo to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or any failure by Ziggo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, except that this subparagraph (f) shall not prevent or otherwise affect a determination that any Effect underlying such failure (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect, provided, however, that the impact of any adverse Effect described in subparagraphs (a), (b) and (c) shall be included for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if such Effect has or would reasonably be expected to have a materially disproportionate adverse effect on Ziggo and its Affiliates, taken as a whole, as compared to similarly situated companies in the industries in which Ziggo and its Affiliates operate.
Matters in Dispute has the meaning given to it in Schedule 4.
Member States means the states that are party to the Treaty on European Union and to the Treaty on the Functioning of the European Union.
Merger means the Offer, the Asset Sale and Liquidation and all transactions contemplated therewith.
Moody's has the meaning as given in paragraph 1.2 of Schedule 5.
NASDAQ means the Nasdaq Global Select Market.
New Ziggo Facilities has the meaning as given in paragraph 2.1 of Schedule 5.
New 2018 Notes has the meaning as given in paragraph 2.1 of Schedule 5.
Non-Financial Covenants has the meaning given to it in Clause 13.1.
Notice of Disagreement has the meaning given to it in Clause 4.12.
Offer has the meaning given to it in Recital (C).
Offer Conditions means the conditions precedent to the Offer, as set out in Clause 4.5.
Offer Debt Financing has the meaning set out in paragraph 1 of Schedule 5.
Offer Definitive Financing Agreements has the meaning set out in paragraph 1 of Schedule 5.
Offer Financing Borrowers has the meaning set out in paragraph 1 of Schedule 5.
Offer Financing Commitments has the meaning set out in paragraph 1 of Schedule 5.
Offer Financing Parties has the meaning set out in paragraph 1 of Schedule 5.
Offer Memorandum means the offer memorandum (biedingsbericht) to be made available by BidCo in connection with the Offer (together with all amendments and supplements thereto).
Offer Period means the acceptance period (aanmeldingstermijn) of the Offer.
Offer Price has the meaning set out in Clause 2.5(b).

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Parties has the meaning given to it in the preamble.
Phase I Competition Clearance means that the transactions contemplated by this Merger Protocol are declared by the European Commission to be compatible with the common market, whether unconditionally or subject to any such conditions, obligations, undertakings or modifications as the decision may identify, pursuant to Article 6(1)(a), 6(1)(b) or 6(2) of the EU Merger Regulation or deemed to have been declared compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, a declaration or deemed declaration by the Dutch Competition Authority pursuant to Article 37(4) or 37(5) of the Dutch Competition Act, respectively, and, if applicable, other Regulatory Authorities of Member State(s) to which the transaction may be referred pursuant to the applicable phase I rules in the relevant jurisdictions.
Phase II Competition Clearance means that the transactions contemplated by this Merger Protocol are declared by the European Commission to be compatible with the common market, whether unconditionally or subject to any such conditions, obligations, undertakings or modifications as the decision may identify, pursuant to Article 8(1) or 8(2) of the EU Merger Regulation or deemed to have been declared compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation, or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, a clearance declaration or deemed clearance declaration by the Dutch Competition Authority pursuant to Article 44(1) of the Dutch Competition Act and, if applicable, other Regulatory Authorities of Member State(s) to which the transaction may be referred pursuant to the applicable phase II rules in the relevant jurisdictions.
Phase II Investigation means the in-depth investigation by the European Commission pursuant to Article 6(1)(c) of the EU Merger Regulation, or, in case the European Commission makes a referral in whole or in part under article 4 or 9 of the EU Merger Regulation, an in-depth investigation by the Dutch Competition Authority pursuant to Article 37(2) of the Dutch Competition Act and, if applicable, a similar in-depth investigation by other Regulatory Authorities of Member State(s) to which the transaction may be referred.
Position Statement means the position statement of the Boards to be issued in connection with the Offer.
Post Acceptance Period has the meaning given to it in Clause 2.27.
Post-Closing Measures has the meaning given to it in Clause 7.8.
Potential Competing Offer has the meaning given to it in Clause 21.1.
Principles has the meaning given to it in paragraph 18 of Schedule 8Part 1.
Recommendation has the meaning given to it in Clause 3.1(b).
Registration Statement has the meaning given to it in Clause 2.14.
Resolutions has the meaning given to it in Clause 16.4.
Schedules means all schedules to this Merger Protocol.
SEC means the U.S. Securities and Exchange Commission.

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Second 2020 Tender Offer has the meaning given to it in paragraph 2.5 of Schedule 5.
Second 2020 Tender Offer Document has the meaning given to it in paragraph 2.5 of Schedule 5.
Securities Act means the U.S. Securities Act of 1933, as amended.
Settlement has the meaning given to it in Clause 2.26.
Settlement Date means the date on which, in accordance with the terms of the Offer, BidCo will pay the Offer Price to the holders of Shares.
Share Consideration has the meaning given to it in Clause 2.5(a).
Share Exchange Ratio means any of the Class A Exchange Ratio and the Class C Exchange Ratio.
Shares means the 200,000,000 ordinary shares in the share capital of Ziggo with a nominal value of €1 each, issued and outstanding as at the date hereof, and Share means any single one of them.
S&P has the meaning given to it in paragraph 1.2 of Schedule 5.
Subsequent Higher Offer has the meaning given to it in Clause 21.4.
Supervisory Board means the supervisory board (raad van commissarissen) of Ziggo.
Supplemental Agreement has the meaning given to it in Recital (D).
Terminating Party has the meaning given to it in Clause 22.1(b).
Ultimate Launch Date means the ultimate date on which the Offer must be launched under Applicable Rules.
Unconditional Date means the day on which BidCo publicly declares the Offer unconditional, which shall be no later than the third Business Day after the Closing Date.
Undrawn Portion I has the meaning given to it in paragraph 2.1 of Schedule 5.
Wft means the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).
WOR means the Dutch Works Council Act (Wet op de Ondernemingsraden).
Works Council means the works council of Ziggo B.V. that serves as the works council of the Ziggo Group.
Works Council Clearance has the meaning given to it in Clause 19.7.
Ziggo means Ziggo N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in Utrecht, the Netherlands and its office address at Atoomweg 100, 3542 AB Utrecht, the Netherlands.
Ziggo Financing Transactions has the meaning given to it in paragraph 2.1 of Schedule 5.
Ziggo Group means Ziggo and its Affiliates.

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Ziggo Pre-Announcement Due Diligence has the meaning given to it in Recital (F).
Ziggo RCF has the meaning given to it in paragraph 2.1 of Schedule 5.
Ziggo Term Loan Facilities has the meaning given to it in paragraph 2.3of Schedule 5.
2018 Exchange Offer has the meaning given to it in paragraph 2.1 of Schedule 5.
2017 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.
2017 Redemption has the meaning given to it in paragraph 2.1 of Schedule 5.
2018 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.
2020 Change of Control Offer has the meaning given to it in paragraph 2.5 of Schedule 5.
2020 Notes has the meaning given to it in paragraph 2.1 of Schedule 5.

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